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As filed with the Securities and Exchange Commission on July 18, 2003.

Registration No. 333-105018

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OVERSEAS SHIPHOLDING GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	4412 (Primary Standard Industrial Classification Code Number)	13-2637623 (I.R.S. Employer Identification Number)

511 FIFTH AVENUE, NEW YORK, NEW YORK 10017
(212) 953-4100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Offices)

JAMES I. EDELSON, ESQ.
OVERSEAS SHIPHOLDING GROUP, INC.
511 FIFTH AVENUE, NEW YORK, NEW YORK 10017
(212) 251-1153
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)

COPIES TO:

PETER SAMUELS, ESQ.
PROSKAUER ROSE LLP
1585 BROADWAY
NEW YORK, NEW YORK 10036
(212) 969-3000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

$200,000,000
 Overseas Shipholding Group, Inc.
Offer to Exchange outstanding 8.250% Senior Notes due March 15, 2013, for 8.250% Senior Notes due March 15, 2013,
which have been Registered under the Securities Act of 1933

The Exchange Offer

  •
  We will exchange all outstanding 8.250% Senior Notes due March 15, 2013 that were issued on March 7, 2003, and that are validly tendered and not validly withdrawn, for an equal principal amount of Exchange Notes that are freely tradable.

  •
  You may withdraw tenders of outstanding Notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on August 18, 2003, unless extended. We do not currently intend to extend the expiration date.

  •
  The exchange of outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

The Exchange Notes

  •
  The Exchange Notes are being offered in order to satisfy certain of our obligations under the Exchange and Registration Rights Agreement entered into in connection with the private placement of the outstanding Notes.

  •
  The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the outstanding Notes, except that the Exchange Notes are registered under the Securities Act of 1933 and will be freely tradable and, with limited exceptions, will not have registration rights.

Resales of Exchange Notes

  •
  The Exchange Notes may be sold in the over the counter market, in negotiated transactions or through a combination of such methods.

        If you are a broker-dealer and you receive Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. By making such acknowledgement, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933.

        Broker-dealers may use this prospectus in connection with any resale of Exchange Notes received in exchange for outstanding Notes where such outstanding Notes were acquired by the broker-dealer as a result of market-making activities or trading activities.

        We will make this prospectus available to any broker-dealer for use in any such resale for a period of up to 180 days after the date of this prospectus.

        A broker-dealer may not participate in the exchange offer with respect to outstanding Notes acquired other than as a result of market-making activities or trading activities.

        If you are an affiliate of Overseas Shipholding Group, Inc. or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the Exchange Notes, you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

        You should consider carefully the Risk Factors beginning on page 16 of this prospectus before participating in the Exchange Offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Prospectus dated July 18, 2003.

AVAILABLE INFORMATION

        Overseas Shipholding Group, Inc. ("OSG") files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document OSG files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. OSG's SEC filings are also available to the public from the SEC's web site at www.sec.gov or from OSG's web site at www.osg.com. However, the information on OSG's web site does not constitute a part of this prospectus.

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933. This prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or its web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

        In this document, OSG "incorporates by reference" the information it files with the SEC, which means that OSG can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. OSG incorporates by reference the documents listed in the table below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until this offering is completed.

Our Filings with the Securities and Exchange Commission	Period or Date
Annual Report on Form 10-K	Year Ended December 31, 2002
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2003
Proxy Statement for 2003 Annual Shareholders Meeting	April 30, 2003

        You may request a copy of these filings, at no cost, by writing or telephoning OSG at: Corporate Secretary, Overseas Shipholding Group, Inc., 511 Fifth Avenue, New York, New York 10017, telephone: (212) 953-4100.

        If at any time during the two year period following the date of original issue of the outstanding Notes, OSG is not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, OSG will furnish to holders of outstanding Notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such Notes.

        You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. OSG has not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

        The indenture pursuant to which the Notes offered by this prospectus will be issued contains a covenant that requires OSG to provide to the trustee under the indenture all information, documents and reports required to be filed by OSG with the SEC pursuant to section 13 or 15(d) of the Exchange Act.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements regarding the outlook for tanker and dry cargo markets, and OSG's prospects, including its anticipated acquisition of newbuildings, prospects for certain strategic alliances and the implementation of certain overhead and operating cost reductions. There are a number of factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements, including changes in production of or demand for oil and petroleum products, either generally or in particular regions; greater than anticipated levels of newbuilding orders or less than anticipated rates of scrapping of older vessels; the availability to OSG of suitable vessels for acquisition or chartering in on terms it deems favorable; changes in the pooling arrangements in which OSG participates, including withdrawal of participants or termination of such arrangements; changes affecting the vessel owning joint ventures in which OSG is a party; changes in trading patterns for particular commodities significantly impacting overall tonnage requirements; changes in the rates of growth of the world and various regional economies; risks incident to vessel operation, including pollution; increases in costs of operation and unanticipated delays in implementing various cost reduction measures; and unanticipated changes in laws and regulations. Forward-looking statements in this prospectus are qualified in their entirety by the cautionary statement contained in this paragraph and in other reports hereafter filed by OSG with the SEC.

CERTAIN TERMS AND INFORMATION

        Unless otherwise specifically noted or the context otherwise requires, the term "outstanding Notes" refers to the $200 million aggregate principal amount of 8.250% Senior Notes due 2013, that we issued on March 7, 2003; the term "Exchange Notes" refers to the notes offered by this prospectus in exchange for the outstanding Notes; and the term "Notes" refers to the outstanding Notes and the Exchange Notes.

        The term "Registration Rights Agreement" refers to the Exchange and Registration Rights Agreement dated March 7, 2003 between OSG and the initial purchaser of the outstanding Notes and the term "Indenture" refers to the Indenture dated as of March 7, 2003 between OSG and Wilmington Trust Company, as trustee, pursuant to which the Notes are or will be issued.

        All dollar references in this prospectus are to U.S. Dollars, unless otherwise specifically indicated.

        Certain statistical and graphical information contained in this prospectus, including the documents incorporated herein by reference, is derived from data published by third-party sources. While we have no reason to believe that such information is inaccurate in any material respect, we cannot warrant its accuracy. In addition, you are advised that some information in such databases is based on estimates or subjective judgments.

        The OSG logo and the name Overseas Shipholding Group, Inc. are among our trademarks. All other trademarks and trade names referred to in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

        This summary highlights selected information contained in this prospectus. This summary is included for convenience only and may not include all of the information that is important to you. You should carefully read this entire prospectus, including our financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

The Exchange Offer

        On March 7, 2003, we completed a private offering of our 8.250% Senior Notes due March 15, 2013. We received proceeds of approximately $195 million from the sale of the outstanding Notes.

        In connection with the offering of outstanding Notes, we entered into the Registration Rights Agreement in which we agreed to deliver this prospectus and to use our best efforts to complete the exchange offer for the outstanding Notes by September 3, 2003. In the exchange offer, you are entitled to exchange your outstanding Notes for Exchange Notes, with substantially identical terms, that are registered under the Securities Act of 1933. You should read the discussion under the heading "The Exchange Offer" beginning on page 74 and "Description of the Notes" beginning on page 84 for further information about the Exchange Notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your outstanding Notes.

The Exchange Offer	We are offering to exchange up to $200 million principal amount of the Exchange Notes for up to $200 million principal amount of the outstanding Notes. Outstanding Notes may only be exchanged in $1,000 increments.

The terms of the Exchange Notes are identical in all material respects to those of the outstanding Notes except the Exchange Notes will not be subject to transfer restrictions and holders of Exchange Notes, with limited exceptions, will have no registration rights. Also, the Exchange Notes will not contain provisions for an increase in their stated interest rate related to any registration or exchange delay.

Outstanding Notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of outstanding Notes that are not tendered for exchange is likely to be minimal.
We will issue registered Exchange Notes on or promptly after the expiration of the exchange offer.

Expiration Date
The exchange offer will expire at 5:00 p.m. New York City time, on August 18, 2003, unless we decide to extend the expiration date. Please read "The Exchange Offer—Extensions, Delay In Acceptance, Termination Or Amendment" beginning on page 55 for more information about an extension of the expiration date.
Withdrawal of Tenders	You may withdraw your tender of outstanding Notes at any time prior to the expiration date.
We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding Notes that you tendered but that were not accepted for exchange.
Conditions to the Exchange Offer	We will not be required to accept outstanding Notes for exchange:
• if the exchange offer would be unlawful or would violate any interpretation of the staff of the SEC, or
• if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Notes being tendered. Please read "The Exchange Offer—Conditions To The Exchange Offer" on page 55 for more information about the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes
If your outstanding Notes are held through The Depository Trust Company, or "DTC," and you wish to participate in the exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• any Exchange Notes that you receive will be acquired in the ordinary course of your business,

	•	you have no arrangement or understanding with any person to participate in the distribution of the outstanding Notes or the Exchange Notes,
•
you are not our "affiliate," as defined in Rule 405 of the Securities Act of 1933, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act,
	•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes, and
•
if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for outstanding Notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such Exchange Notes.
Special Procedures for Beneficial Owners
If you own a beneficial interest in outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the outstanding Notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.
Guaranteed Delivery Procedures
You must tender your outstanding Notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed Delivery Procedures" beginning on page 60 if any of the following apply:
	•	you wish to tender your outstanding Notes but they are not immediately available,
	•	you cannot deliver your outstanding Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or
	•	you cannot comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date.

Resales
Except as indicated herein, we believe that the Exchange Notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:
• you are acquiring the Exchange Notes in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and
• you are not an affiliate of OSG.

Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no action letters to third parties. We do not intend to seek our own no action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the Exchange Notes. If this interpretation is inapplicable, and you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify holders of Notes against such liability.

Each broker-dealer that is issued Exchange Notes for its own account in exchange for outstanding Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the Exchange Notes. Please read "Plan of Distribution" on page 84.
U.S. Federal Income Tax Considerations
The exchange of outstanding Notes for Exchange Notes will not be a taxable exchange for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange. Please read "Tax Considerations—United States Federal Income Tax Consequences" beginning on page 80.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. We will pay all our expenses incident to the exchange offer.
Registration Rights
If we fail to complete the exchange offer as required by the Registration Rights Agreement, we may be obligated to pay additional interest to holders of outstanding Notes. Please read "Registration Rights; Special Interest" beginning on page 79 for more information regarding your rights as a holder of outstanding Notes.

The Exchange Agent

        We have appointed Wilmington Trust Company as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

BY HAND DELIVERY:

Wilmington Trust Company
301 West 11th Street
Wilmington, Delaware 19801

BY OVERNIGHT COURIER:

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-1615

BY FIRST CLASS MAIL:

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-1615

TO CONFIRM RECEIPT OF NOTICE OF GUARANTEED DELIVERY:

FAX #: (302) 636-4145
FAX CONFIRMATION #: (302) 636-6472

The Exchange Notes

        The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Overseas Shipholding Group, Inc.
Notes Offered	$200 million principal amount of 8.250% Senior Notes due March 15, 2013.
Maturity Date	March 15, 2013.
Interest	The Exchange Notes will accrue interest at the rate of 8.250% per annum, payable semiannually in arrears on March 15 and September 15, commencing on September 15, 2003.
Optional Redemption	The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2008 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See "Description of Notes—Optional Redemption."
Ranking	The Exchange Notes will be general, unsecured obligations of Overseas Shipholding Group, Inc. The Exchange Notes will rank equally and ratably in right of payment with all existing and future unsecured senior indebtedness of OSG, including the outstanding Notes. As of December 31, 2002, unsecured senior indebtedness of OSG included $536 million outstanding under our revolving credit facilities, $155 million aggregate principal amount outstanding of our notes due 2003 and our debentures due 2013, and $35 million in guarantees of indebtedness of our joint ventures. The Exchange Notes will rank senior in right of payment to all existing and future subordinated debt of OSG. The Exchange Notes will be effectively subordinated to all of OSG's secured debt to the extent of the collateral securing such debt and structurally subordinated to all existing and future debt and other liabilities of OSG's subsidiaries. At December 31, 2002, after giving effect to the issuance of the outstanding Notes and the application of the net proceeds therefrom, (1) OSG's senior indebtedness was approximately $696 million and (2) the indebtedness of OSG's subsidiaries was $256 million in the aggregate.

Change of Control	Upon a Change of Control, we will be required to make an offer to purchase all Notes then outstanding at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes—Change of Control."
Restrictive Covenants	The indenture governing the Exchange Notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:
• create liens; and
• enter into sale and leaseback transactions.
In addition, our ability to merge or consolidate with another person, and the ability of our restricted subsidiaries to incur indebtedness, will be restricted.
These covenants are subject to important exceptions and qualifications. See "Description of Notes—Certain Covenants."
Registration Rights	If we fail to complete the exchange offer as required by the Registration Rights Agreement, we may be obligated to pay additional interest to holders of outstanding Notes. Please read "Registration Rights; Special Interest" beginning on page 79 for more information regarding your rights as a holder of outstanding Notes.
Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. We will pay all our expenses incident to the exchange offer. See "Use of Proceeds."
Absence of Public Market for the Exchange Notes	There is no market for the Exchange Notes. There can be no assurance that an active trading market for the Exchange Notes will develop, or, if it develops, will continue to exist. Although the initial purchaser of the outstanding Notes has informed us that it currently intends to make a market in the Exchange Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

Risk Factors

        You should carefully consider all of the information contained in this prospectus, including the information incorporated by reference. In particular, you should consider carefully the information set forth in the section of this prospectus entitled "Risk Factors" beginning on page 16.

Overseas Shipholding Group, Inc.

        Since our formation in 1969, we have become one of the world's leading independent bulk shipping companies. Our customers include many of the world's largest oil companies. As of June 30, 2003, our fleet consisted of 52 vessels aggregating approximately 9.2 million deadweight tons, including 43 vessels operating in the international market and nine vessels operating in the U.S. market.

        In our international business, our fleet is concentrated in two vessel segments: Very Large Crude Carriers (VLCCs) and Aframaxes. As of June 30, 2003, our VLCC Fleet consisted of 22 vessels, 19 of which participated in the Tankers International LLC pool, the world's largest commercial operator of VLCCs. Tankers International, which we formed with other leading tanker companies in 1999, commercially managed 40 modern VLCCs as of June 30, 2003.

        We also have a fleet of 12 Aframaxes and will take delivery of two additional Aframax newbuildings over the next six months. Our Aframaxes participate in the Aframax International pool that we formed in 1996 with PDV Marina S.A., the marine transportation subsidiary of the Venezuelan state oil company. The Aframax International pool consists of 25 vessels that generally operate in the Atlantic Basin, making it one of the largest operators of Aframaxes in the region. Until the resumption of normal levels of crude oil exports from Venezuela, we are trading our Aframaxes in the Caribbean as well as in the North Sea and Mediterranean.

        Our VLCC and Aframax fleets are among the youngest fleets in the world. As of June 30, 2003, our VLCCs had an average age of 4.8 years, compared with an industry average of 8.7 years, and our Aframaxes had an average age of 6.6 years, compared with an industry average of 11.0 years.

        We also have a fleet of six Product Carriers. Four of these Product Carriers are Bostonmaxes, which serve the East Coast ports of North America. The other two are Panamaxes, which serve the longer routes between the Arabian Gulf and Asia or Asia and the West Coast of North America. Our remaining three international vessels consist of one Suezmax and two Capesize Dry Bulk Carriers.

        In our U.S. business, our fleet consists of nine vessels: four Crude Tankers, two Product Carriers, two Bulk Carriers and one Pure Car Carrier. Seven of the nine vessels are on long term charter, which provides a steady and predictable stream of revenue.

        Our modern and well maintained fleet, combined with our reputation for safety and reliability, are key competitive advantages, especially as customers express concern over environmental safety, most recently heightened by the pollution arising from the sinking of the Prestige off the coast of Spain in November 2002.

Industry Trends and Opportunities

        We believe the following industry trends create market opportunities and improve the prospects for us as an owner of modern tankers, particularly when such vessels are marketed as part of a large, unified fleet as they are by our pools:

        Greater focus on environmental and safety concerns.    Major oil companies are increasingly concerned with environmental and safety issues. As a result, established operators of modern, high quality ships such as OSG generally receive preferential employment.

        New environmental regulations may increase scrapping rates.    International Maritime Organization (IMO) regulations have imposed strict age limits on the use of older vessels. The sinking of the 1976 built, single-hulled Aframax, Prestige, in November 2002 off the coast of Spain has significantly heightened the awareness of European governments to the risks posed by older, single-hulled vessels. In light of the Prestige pollution incident, the European Commission has recently proposed further trading restrictions on single-hulled vessels and acceleration of their phase out dates. In addition, the three coastal nations most affected by the sinking (Spain, France and Portugal) are already unilaterally imposing trading restrictions on single-hulled vessels carrying fuel oils and heavy crude.

        World oil consumption is increasing.    A major factor in determining tanker demand is world oil consumption, which is expected to rise in 2003 after experiencing a decline in late 2001 and early 2002. The International Energy Agency projects that world oil consumption will increase by an average of 1.7% per year through 2010.

        Consolidation of tanker assets.    The tanker industry is highly fragmented, which provides an opportunity for larger operators such as OSG to acquire assets of smaller operators and employ those assets more productively as part of a larger fleet, facilitating superior asset utilization and operating efficiencies.

        Consolidation of integrated oil companies.    The consolidation trend among our oil company customers and their desire to outsource non core activities, including the transportation of crude oil, represent an opportunity for large, high quality operators such as OSG that are able to offer a broad range of transportation solutions.

Our Competitive Strengths

        We believe that we possess significant competitive advantages in the tanker industry that permit us to enhance the financial performance of our shipping assets. These advantages include the following:

        Our international fleet of modern, well maintained vessels.    Our VLCC and Aframax fleets are among the youngest in the industry, allowing us to better meet our customers' needs, capture higher charter rates, comply with more stringent environmental regulations, reduce off hire from vessel breakdowns, and achieve lower operating costs compared to older vessels. We have almost completed a major modernization program commenced in 1999. Since that time, we have spent approximately $800 million on modern VLCCs and Aframaxes. This modernization program will be completed over the next six months, with only $17 million of capital expenditures remaining.

        Our participation in leading strategic alliances.    We have benefited by placing a large number of our vessels in commercial pools that we helped create. The scale and market presence of these pools have resulted in enhanced financial performance of our vessels through improved asset utilization.

        Our strong financial profile.    We have a strong financial profile and a low liquidity adjusted debt to capital ratio relative to many of our reporting industry peers. This allows us to take advantage of market opportunities, including acquiring new and quality second hand vessels.

        Our fully integrated technical and commercial operations.    Our experienced in house personnel are capable of providing all commercial and operating services to our fleet, which permits us to better control the quality and cost of our operations.

        Our long established industry reputation and experienced management team.    We have a reputation in the tanker industry for excellent service, quality vessels and expert technical operations. We have an experienced and dedicated management team, many of whom have been with us for many years.

Our Strategy

        Our strategy is to employ our competitive strengths to further our industry position as a leading provider of international tanker services. Our strategic initiatives include:

        Continuing to be a preferred provider of tankers.    We focus on the needs of our customers and seek to be a preferred provider by marketing high quality, well operated vessels.

        Enhancing vessel earnings by deploying our vessels in strategic alliances.    Through participation in the Tankers International and the Aframax International commercial pools, we enhance fleet utilization, generating increased vessel earnings.

        Opportunistically growing VLCC and Aframax fleets through newbuildings, acquisitions and joint ventures. We utilize our commercial, financial and operating expertise to opportunistically acquire modern vessels and order newbuildings, either alone or through joint ventures.

        Maintaining our competitive cost structure.    We have completed a cost reduction program, begun in 1998, that has yielded annualized savings of approximately $60 million per year, which were fully realized during 2002. We intend to maintain our competitive cost structure and will continue to actively review such cost structure and improve our efficiency, without adversely impacting the quality of our operations.

Summary Consolidated Financial Data

        We present below our summary consolidated financial data as of and for each of the five years ended December 31, 2002. We derived the summary consolidated statement of operations data for the five years ended December 31, 2002 and the summary consolidated balance sheet data as of December 31, 2002, 2001, 2000, 1999 and 1998, from our audited consolidated financial statements not included in this prospectus. We derived the summary financial information as of and for the three-month periods ended March 31, 2003 and 2002 from our unaudited consolidated interim financial statements not included in this prospectus. The unaudited financial statements include all adjustments (consisting only of normal recurring accruals) that we considered necessary to present fairly our results for the unaudited interim periods. The results for interim periods are not necessarily indicative of results to be expected for a full year. You should read the information set forth below together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the related notes thereto, incorporated herein by reference.

	Three Months Ended March 31,			Year Ended December 31,
	2003		2002	2002	2001		2000		1999	1998
	(in thousands)
Statement of Operations Data:
Time Charter Equivalent Revenues(a)	$121,130		$63,879	$266,725	$381,018		$370,081		$253,217	$326,519
Income from Vessel Operations(b)	62,067		9,535	44,888	130,686		134,066		23,366	41,050
Operating Income	74,082		11,480	56,295	151,160		145,515		30,498	37,450
Net Income/(Loss)(c)	44,235		744	(17,620)	101,441		90,391		14,764	(37,920)
Balance Sheet Data (at period end):
Working Capital	$58,651		$51,411	$77,140	$61,090		$88,207		$75,775	$47,627
Total Assets	2,019,546		1,922,766	2,034,842	1,964,275		1,823,913		1,720,945	1,695,515
Current Installments of Long-Term Debt and Current Obligations under Capital Leases	21,181		18,843	21,075	23,764		14,294		14,947	24,438
Long-Term Debt and Obligations under Capital Leases	910,714		847,894	985,035	854,929		836,497		827,372	833,893
Shareholders' Equity	825,367		822,636	784,149	813,426		750,167		661,058	707,622
Other Data:
EBITDA(d)	$93,844		$32,875	$110,769	$269,392		$249,794		$128,228	$160,093
Expenditures for Vessels	15,627		23,390	152,640	112,012		117,974		177,334	123,960
Drydock Amortization	2,716		2,422	10,369	10,268		14,912		18,005	19,525
Ratio of Liquidity Adjusted Debt to Total Capitalization(e)	46.4%		43.5%	49.5%	42.6%		45.5%		48.4%	48.2%
Ratio of Earnings to Fixed Charges(f)	4.1	x	—	—	2.9	x	2.6	x	—	—

(a)
Represents shipping revenues less voyage expenses.

(b)
Income from Vessel Operations in 2001 is net of a restructuring charge of $10,439 to cover costs associated with the reduction of staff at the New York headquarters and the transfer of ship management and administrative functions to our subsidiary in Newcastle, U.K.

(c)
Results for 2000 include income of $4,152 ($.12 per share) from the cumulative effect of a change in accounting principle from the completed voyage method to recognizing net voyage revenues of vessels operating on voyage charters on a pro-rata basis over the estimated length of the voyages (the percentage of completion method). Assuming the percentage of completion method had been applied retroactively, the pro forma net income/(loss) before cumulative effect of change in accounting principle would have been income of $13,450, or $0.37 per share in 1999; and a loss of $40,780, or $1.11 per share in 1998.

(Footnotes continued on following page)

(d)
EBITDA represents operating earnings, which is before interest expense, income taxes and cumulative effect of change in accounting principle, plus other income and depreciation and amortization expense. EBITDA for the first quarter of 2003 includes $6,878 resulting from a charge of $4,756 recorded in connection with the write-down of marketable securities in accordance with FAS 115, offset by the recognition of $11,634 attributable to the 2002 write-down of certain marketable securities that were subsequently sold in the first quarter of 2003. EBITDA for 2002 has been reduced by $27,539 comprised of a charge of $42,055 recorded in connection with the write-down of marketable securities in accordance with FAS 115, net of $14,516 for the write-down applicable to marketable securities subsequently sold. EBITDA should not be considered a substitute for net income, cash flows from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to our ability to satisfy debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table is a reconciliation of operating income, as reflected in our consolidated statements of operations, to EBITDA:

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands)
Income/(Loss) before Cumulative Effect of Change in Accounting Principle	$44,235	$744	$(17,620)	$101,441	$86,239	$14,764	$(37,920)
Provision/(Credit) for Federal Income Taxes	16,011	325	(3,244)	53,004	46,750	7,000	(18,300)
Interest Expense	13,150	12,946	52,693	45,035	46,667	43,008	83,198
(Gain)/Provision for Loss on Planned Vessel Dispositions	—	—	—	—	—	(12,404)	85,072
(Gain) on Sale of Investment in Cruise Business	—	—	—	—	—	—	(42,288)
Depreciation and Amortization	20,448	18,860	78,940	69,912	70,138	75,860	90,331

EBITDA	$93,844	$32,875	$110,769	$269,392	$249,794	$128,228	$160,093

(e)
Equals the quotient of (x) long-term debt and capital lease obligations (exclusive of current portions) less the sum of cash and investments in marketable securities and the tax-adjusted (35% tax rate) Capital Construction Fund balance divided by (y) total capitalization. The ratio of liquidity adjusted debt to total capitalization is calculated as follows:

	March 31,		December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands)
Long-term Debt and Obligations under Capital Leases	$910,714	$847,894	$985,035	$854,929	$836,497	$827,372	$833,893
Cash and Cash Equivalents	(32,744)	(13,001)	(36,944)	(30,256)	(15,781)	(56,727)	(51,005)
Investments in Marketable Securities	(12,446)	(46,626)	(28,796)	(69,958)	(54,985)	(32,266)	(10,684)
Capital Construction Fund, Adjusted for Income Taxes	(150,853)	(155,070)	(150,197)	(151,431)	(138,736)	(118,256)	(114,500)

Liquidity Adjusted Debt	714,671	633,197	769,098	603,284	626,995	620,123	657,704
Total Shareholders' Equity	825,367	822,636	784,149	813,426	750,167	661,058	707,622

Total Capitalization	$1,540,038	$1,455,833	$1,553,247	$1,416,710	$1,377,162	$1,281,181	$1,365,326

Ratio of Liquidity Adjusted Debt to Total Capitalization	46.4%	43.5%	49.5%	42.6%	45.5%	48.4%	48.2%
(f)
The ratio of earnings to fixed charges has been computed by dividing the sum of (a) pretax income from continuing operations (pretax income excluding the effects of the gain on sale of investment in cruise business, the gain or loss on planned vessel dispositions, and the cumulative effect of change in accounting principle), (b) fixed charges (reduced by the amount of interest capitalized during the period) and (c) amortization expense related to capitalized interest, by fixed charges. Fixed charges consist of all interest (both expressed and capitalized), amortization of debt issue costs, and the interest portion of time charter hire expense. The deficiency of earnings necessary to cover fixed charges for the three months ended March 31, 2002 was $1,721. The deficiency of earnings necessary to cover fixed charges for the years ended December 31, 2002, 1999 and 1998 was $34,220, $5,386 and $9,871, respectively. For the year ended December 31, 2002, the pro forma deficiency of earnings, as adjusted to give effect to the offering of the outstanding Notes and the application of the net proceeds therefrom, was $44,870. For the three months ended March 31, 2003, the pro forma ratio of earnings to fixed charges, as adjusted to give effect to the offering of the outstanding Notes and the application of the net proceeds therefrom, was 3.7x.

RISK FACTORS

        You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment in the Notes.

Industry Specific Risk Factors

A decline in demand for crude oil could cause demand for tanker capacity and charter rates to decline, which would decrease our revenues and profitability

        The demand for tanker capacity to transport crude oil is influenced by the demand for crude oil and other factors, including:

  •
  global and regional economic and political conditions;

  •
  changes in production of crude oil, particularly by OPEC and other key producers;

  •
  developments in international trade;

  •
  changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

  •
  environmental concerns and regulations;

  •
  weather; and

  •
  competition from alternative sources of energy.

        Any of these factors could adversely affect the demand for tanker capacity and charter rates. Any decrease in demand for tanker capacity or decrease in charter rates would adversely affect our business.

        Demand for our vessels and our related services in transporting crude oil is also dependent upon world and regional oil markets. Historically, these markets have been volatile as a result of the many conditions and events that can affect the price, demand, production, and transport of oil. Any decrease in the shipment of crude oil in these markets could result in tanker charter rates declining in our markets, which could have a material adverse effect on our revenues and profitability.

An increase in the supply of tankers without an increase in demand for tankers could cause charter rates to decline, which could have a material adverse effect on our revenues and profitability

        Historically, the tanker industry has been cyclical. The profitability and asset values of companies in the industry have fluctuated based on changes in the supply and demand of tankers. The supply of tankers generally increases with deliveries of new vessels and decreases with the scrapping of older vessels. Currently, there are substantial newbuilding orderbooks for delivery over the next three years for all size tankers of the types owned by us, particularly Aframaxes. If the number of new ships delivered exceeds the number of vessels being scrapped, tanker capacity will increase. If the supply of tanker capacity increases and the demand for tanker capacity does not, the charter rates for our vessels could decline significantly. A decline in charter rates could have a material adverse effect on our revenues and profitability.

Charter rates may decline from their current level, which could have a material adverse effect on our revenues and profitability

        In the fourth quarter of 2002 and continuing through May 2003, spot market freight rates for tankers increased dramatically to high levels after three quarters of low rates in 2002. Fall-off in seasonal demand as well as a number of other factors have caused rates to decline since May

2003. Because many of the factors that influence the supply of, and demand for, tanker capacity are unpredictable and beyond our control, the nature, timing and degree of changes in charter rates are unpredictable. A decline in charter rates could have a material adverse effect on our revenues and profitability.

Our revenues are subject to seasonal variations

        We operate our tankers in markets that have historically exhibited seasonal variations in demand for tanker capacity, and therefore, charter rates. Charter rates for tankers are typically higher in the fall and winter months as a result of increased oil consumption in the Northern Hemisphere. Because a majority of our vessels trade in the spot market, seasonality has affected our operating results on a quarter-to-quarter basis and could continue to do so in the future.

Environmental costs and liabilities could have a material adverse effect on our business, results of operations and financial condition

        Our operations are subject to extensive laws, treaties and international agreements governing the management, transportation and discharge of petroleum and hazardous materials, all of which are designed to protect the environment from pollution. We are required to satisfy insurance and financial responsibility requirements for potential oil spills and other pollution incidents. Our vessels must also meet stringent operational, maintenance and structural requirements, and they are subject to rigorous inspections by governmental authorities such as the U.S. Coast Guard. In addition, our personnel must follow approved safety management and emergency preparedness procedures. Violations of applicable requirements could result in substantial penalties, and in certain instances, seizure or detention of our vessels.

        From time to time, in connection with our shipping operations, we have experienced spills of oil or other materials and incurred cleanup costs relating to such spills. We could be required to pay the costs of responding to future oil spills or cleaning up contaminated properties pursuant to the Oil Pollution Act of 1990 (OPA 90), the Comprehensive Environmental Response, Compensation, and Liability Act and other U.S. and foreign laws and regulations. We also could become subject to personal injury or property damage claims relating to exposure to hazardous substances in connection with our existing and historical operations. Our existing insurance may not be sufficient to cover all such risks, in which case such risks could have a material adverse effect on our business, results of operations or financial condition.

        In order to maintain compliance with existing and future laws, treaties and international agreements, we incur, and expect to continue to incur, substantial costs in meeting maintenance and inspection requirements, developing and implementing emergency preparedness procedures, and obtaining insurance coverage or other required evidence of financial ability sufficient to address pollution incidents. These laws, treaties and international agreements can:

  •
  impair the economic value of our vessels;

  •
  require a reduction in cargo-carrying capacity or other structural or operational changes;

  •
  make our vessels less desirable to potential charterers or purchasers;

  •
  lead to decreases in available insurance coverage for affected vessels; or

  •
  result in the denial of access to, or detention in, certain ports.

        Future environmental requirements may be adopted that could limit our ability to operate, require us to incur substantial additional costs or otherwise have a material adverse effect on our business, results of operations or financial condition.

The market value of vessels fluctuates significantly, which could adversely affect our liquidity, result in breaches of our financing agreements or otherwise adversely affect our financial condition

        The market value of vessels has fluctuated over time. The fluctuation in market value of oil tankers over time is based upon various factors, including:

  •
  age of the vessel;

  •
  general economic and market conditions affecting the tanker industry;

  •
  number of vessels in the world fleet;

  •
  types and sizes of vessels available;

  •
  changes in trading patterns affecting demand for particular sizes and types of vessels;

  •
  cost of newbuildings;

  •
  prevailing level of charter rates;

  •
  competition from other shipping companies;

  •
  other modes of transportation; and

  •
  technological advances in vessel design and propulsion.

        Declining vessel values of our tankers could adversely affect our liquidity by limiting our ability to raise cash by refinancing vessels. Declining vessel values could also result in a breach of loan covenants or trigger events of default under relevant financing agreements that require us to maintain certain loan-to-value ratios. In such instances, if we are unable to pledge additional collateral to offset the decline in vessel values, the lenders could accelerate our debt and foreclose on our vessels pledged as collateral for the loans.

Shipping is a business with inherent risks, and our insurance may not be adequate to cover our losses

        Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

  •
  marine disasters;

  •
  bad weather;

  •
  mechanical failures;

  •
  human error;

  •
  war, terrorism and piracy; and

  •
  other unforeseen circumstances or events.

        In addition, transporting crude oil creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes, port closings and boycotts. Any of these events may result in loss of revenues and increased costs.

        We carry insurance to protect against most of the accident-related risks involved in the conduct of our business. We currently maintain one billion dollars in coverage for each of our vessels for liability for spillage or leakage of oil or pollution. We also carry insurance covering lost revenue resulting from vessel off-hire due to vessel damage. Nonetheless, risks may arise against which we are not adequately insured. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our operations. In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future, and we cannot guarantee that any particular claim will be paid. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we obtain insurance coverage for tort liability. Our payment of these calls could result in significant expenses to us which would reduce our profits or cause losses.

Because we conduct our business on a worldwide basis, we face a number of significant risks that could result in losses or higher costs

        Our vessels operate all over the world, exposing us to many risks, including:

  •
  changing economic, political and social conditions in the countries where we do business or where our vessels are registered or flagged;

  •
  the imposition of increased environmental and safety regulations by international organizations, classification societies, flag states and port states;

  •
  the imposition of taxes by flag states, port states and jurisdictions in which we or our subsidiaries are incorporated or where our vessels operate;

  •
  currency fluctuations;

  •
  terrorism, piracy and war, including the possible outbreak of hostilities that could reduce or otherwise affect the movement of oil from the Middle East; and

  •
  expropriation of our vessels.

        As a result of these risks, we may incur losses or higher costs, including those incurred as a result of the impairment of our assets or a curtailment of our operations.

Our vessels could be arrested by maritime claimants, which could result in a significant loss of earnings and cash flow for the related off-hire period

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow for the related off-hire period.

        In addition, international vessel arrest conventions and certain national jurisdictions allow so-called "sister ship" arrests, that allow the arrest of vessels that are within the same legal ownership as the vessel which is subject to the claim or lien. Certain jurisdictions go further, permitting not only the arrest of vessels within the same legal ownership, but also any "associated" vessel. In nations with these laws, an "association" may be recognized when two vessels are owned by companies controlled by the same party. Consequently, a claim may be asserted against us, any of our subsidiaries or our vessels for the liability of one or more of the other vessels we own.

Company Specific Risk Factors

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes

        We have substantial debt and debt service requirements. At December 31, 2002, our consolidated total debt, including capital lease obligations, was approximately $1.0 billion and our unused borrowing capacity under our revolving credit facilities was $209.0 million.

        The amount of our debt could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations under the Notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to fund future capital expenditures, working capital and other general corporate requirements;

  •
  require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the shipping industry;

  •
  place us at a competitive disadvantage compared to competitors that have less debt; and

  •
  limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

To service our debt, we will require a significant amount of cash, which may not be available to us when needed

        Our ability to repay our debt, including the Notes, will depend largely upon our future operating performance and a number of other factors, many of which are beyond our control. Such factors include the impact of the general economy on the demand for oil and thus the oil shipping market. In addition, we will rely on dividends and other intercompany cash flows from our subsidiaries to repay our obligations. Financing arrangements between some of our subsidiaries and their respective lenders contain restrictions on dividends by and distributions from such subsidiaries to us.

        If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our debt. We cannot assure you that we would be able to renegotiate successfully those terms or refinance our debt when required. If we were unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

  •
  sales of certain assets;

  •
  sales of equity; and

  •
  negotiations with our lenders to restructure applicable debt.

However, our credit agreements and the indenture governing the Notes may restrict our ability to do some of these things.

The terms of our revolving credit facilities could, under certain circumstances, require us to defease the covenants under our existing notes and debentures

        Our revolving credit facilities require us to grant security interests in vessels or in cash to the participating banks in the event that the credit rating of our senior unsecured debt is downgraded to a combined rating of (i) BB- or lower or BB on Credit Watch with a negative outlook (in the case of Standard & Poor's) and (ii) Ba3 or lower (in the case of Moody's). In the event we provide the banks under our credit facilities with a security interest in any vessels, such vessel collateral must be free of all liens (other than those arising in the ordinary course of business or that do not otherwise materially detract from the value of the vessel as collateral). The indenture governing our existing notes and debentures provides that, if we incur any debt that is secured by a mortgage or other security interest in excess of 15% of our consolidated net tangible assets, the notes and debentures must be secured on an equal and ratable basis with such secured debt. Accordingly, if we are required to grant such security interest in our vessels to the banks under our revolving credit facilities, unless the required banks under our revolving credit facilities waive the requirement that any such collateral be free of all liens not permitted thereunder, we would not be able to apply the same collateral to secure such existing notes and debentures equally and ratably. In order to avoid a default under such indenture (which, in turn, would cause a default under the terms of the indenture pursuant to which the Notes are issued), we could either repay all outstanding indebtedness under the credit facilities or defease the covenants under our existing notes and debentures by depositing an amount sufficient to redeem the notes and debentures in trust. As of December 31, 2002, the outstanding principal amount of our existing notes and debentures was $155 million, of which approximately $70 million matures on December 1, 2003 and the balance matures on December 1, 2013. We cannot assure you that in such circumstances we will have adequate resources to repay all outstanding indebtedness under our credit facilities or to defease the covenants under our existing notes and debentures.

Our assets may not be sufficient to satisfy all our obligations in the event of a ratings downgrade

        The indenture governing the Notes requires us to secure the Notes equally and comparably with any indebtedness under our revolving credit facilities in the event we are required to secure the debt outstanding under these credit facilities as a result of a downgrade in the credit rating of our senior unsecured debt. In other words, we would be required to provide separate pools of collateral that are comparable in value to secure our obligations under the credit facilities and the Notes. Our assets may not be sufficient to satisfy this requirement, which would result in a default under the indenture governing the Notes. In addition, the terms of our credit facilities may not permit the granting of a security interest in our assets to secure our obligations under the Notes at the time this would be required under the indenture governing the Notes. Failure to grant such security interest could result in a default under the indenture governing the Notes which in turn would result in a default under our credit facilities. See "Description of Other Indebtedness—Revolving Credit Facilities."

Our subsidiaries conduct all of our operations and own all of our operating assets, and the Notes will be structurally subordinated to the liabilities of our subsidiaries

        We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. Our only material asset is our ownership of the capital stock of our subsidiaries. As a result, our ability to make required payments on the Notes depends on the operations of our subsidiaries and our subsidiaries' ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under the Notes. Our subsidiaries will have no obligation to pay amounts due on the Notes, and none of our subsidiaries will guarantee the Notes.

        The rights of holders of the Notes will be structurally subordinated to the rights of our subsidiaries' lenders. A default by a subsidiary under its debt obligations would result in a block on distributions from the affected subsidiary to us. The Notes will be effectively junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Assuming we had completed this offering on December 31, 2002, the Notes would have been effectively junior to an aggregate of $256 million of debt owed by certain of our subsidiaries.

The Notes will be unsecured and will be effectively subordinated to our secured debt and secured debt of our subsidiaries

        The Notes are unsecured and will therefore be subordinated to any secured debt we, or our subsidiaries, currently maintain or may incur to the extent of the value of the assets securing the debt. In the event of bankruptcy or similar proceeding involving us or a subsidiary, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Notes. Assuming we had completed this offering on December 31, 2002, the Notes would have been junior to $256 million in outstanding secured debt secured by certain tankers.

Failure to comply with covenants could lead to acceleration of debt

        Our existing financing agreements and those of our subsidiaries impose operating and financial restrictions that restrict our actions or those of our subsidiaries. These restrictions limit or prohibit our ability or the ability of our subsidiaries to, among other things:

  •
  incur additional debt;

  •
  create liens;

  •
  sell capital stock of subsidiaries or other assets;

  •
  make certain investments;

  •
  engage in mergers and acquisitions;

  •
  make certain capital expenditures; or

  •
  pay dividends.

        Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes offered by this prospectus. In addition, the secured nature of a portion of our other debt, together with the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions, might significantly impair our ability to obtain other financing.

        Some of our existing financing agreements also impose restrictions on changes of control of us or our ship-owning subsidiaries, including requirements for prior consent and requirements that we make an offer to redeem certain debt. See "Description of Other Indebtedness."

We may be unable to raise the funds necessary to finance the change of control offer required by the indenture governing the Notes

        Upon the occurrence of a Change of Control, we will be required to offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest to the date of the purchase. In the event of a change of control triggering event, the total debt represented by the Notes could become due and payable. We may not have sufficient funds available at the time of any change of control to repurchase the Notes. See "Description of Notes—Change of Control."

When our credit facilities mature, we may not be able to refinance or replace them

        When our indebtedness matures, we may need to refinance it and we may not be able to do so on favorable terms or at all. If we are able to refinance maturing indebtedness, the terms of any refinancing or alternate credit arrangements may contain terms and covenants that restrict our financial and operating flexibility.

Interest rate fluctuations may significantly affect our loan payments

        As of December 31, 2002, after giving effect to the issuance of the outstanding Notes, all of our debt with the exception of the outstanding Notes and $155 million aggregate principal amount outstanding of our notes due 2003 and debentures due 2013 bore interest at floating interest rates. As of December 31, 2002, after giving effect to the issuance of the outstanding Notes, we have entered into interest rate swaps with respect to a portion of this floating rate indebtedness, resulting in approximately $288 million of our total indebtedness being subject to interest rate fluctuation. Increases in interest rates would increase interest payments on that indebtedness.

We are highly dependent upon volatile spot market charter rates

        We depend on spot charters for a significant portion of our revenues. In 2002, 2001 and 2000, we derived approximately 70%, 73% and 76%, respectively, of our net shipping revenues in the spot market.

        Although our reliance on the spot market affords us greater opportunity to increase income from operations when rates rise, dependence on the spot market could result in earnings volatility.

We may not be able to renew time charters when they expire

        There can be no assurance that any of our existing time charters will be renewed; or if renewed, that they will be renewed at favorable rates. If, upon expiration of the existing time charters, we are unable to obtain time charters or voyage charters at rates comparable to those received under the charters, our profitability may be adversely affected.

Termination or change in the nature of our relationship with the Tankers International pool or the Aframax International pool could adversely affect our business and our ability to grow our VLCC and Aframax fleets

        Substantially all of our VLCCs participate in the Tankers International pool and all of our Aframaxes participate in the Aframax International pool. Participation in these pools enhances the financial performance of our vessels as a result of the higher vessel utilization. Any participant in either pool has the right to withdraw upon notice in accordance with the relevant pool agreement. The termination of either pool or the withdrawal of any participants could adversely affect our ability to commercially market our VLCC and Aframax fleets.

We may not be able to grow our VLCC and Aframax fleets

        One part of our strategy is to continue to grow, on an opportunistic basis, our VLCC and Aframax fleets. Our ability to grow these fleets will depend upon a number of factors, many of which we cannot control. These factors include our ability to:

  •
  identify acquisition candidates and joint venture opportunities;

  •
  consummate acquisitions or joint ventures;

  •
  integrate any acquired vessels or businesses successfully with our existing operations;

  •
  hire and train qualified personnel; and

  •
  obtain required financing.

Termination or change in ownership of our vessel-owning joint ventures could adversely affect our business and financial position

        As of June 30, 2003, we had interests in joint ventures that own nine vessels. The joint venture agreements permit any member to terminate the joint ventures under certain circumstances. As of December 31, 2002, these joint ventures had aggregate indebtedness of approximately $314 million, approximately $35 million of which we have guaranteed. If a joint venture were to terminate, the vessel owned by such joint venture would have to be sold to a member or a third party and the associated indebtedness would have to be satisfied. If the vessel were sold to a third party and the proceeds were insufficient to satisfy the outstanding indebtedness, we would be liable on the remaining indebtedness to the extent of our guarantee.

The general strike in Venezuela has reduced oil exports from that nation

        In December 2002 a general strike halted the production and export of oil from Venezuela by the state-owned oil company, PDVSA. In recent months, the Venezuelan government has succeeded in restoring a significant portion of pre-strike production and exports, although the precise levels of production are not known. Pending normalization of Venezuelan production and exports, we are trading our vessels in the Caribbean as well as in the North Sea and the Mediterranean. PDV Marina, the marine transportation subsidiary of PDVSA, is our principal pool partner in Aframax International. Since the strike began, PDV Marina vessels normally employed in the Aframax International pool have been carrying proprietary Venezuelan cargoes outside of the pool. If PDV Marina were to decide to no longer participate in the Aframax International pool, the pool's preferred access to PDVSA proprietary cargoes carried by Aframaxes could be eliminated and pool efficiencies could be reduced.

Our strategy of growing our business in part through acquisitions is capital intensive, time consuming and subject to a number of inherent risks

        Part of our business strategy is to opportunistically acquire complementary businesses or vessels. If we fail to develop and integrate any acquired businesses or vessels effectively, our earnings may be adversely affected. In addition, our management team will need to devote substantial time and attention to the integration of the acquired businesses or vessels, which could distract them from their other duties and responsibilities.

Operating costs and capital expenses will increase as our vessels age

        In general, capital expenditures and other costs necessary for maintaining a vessel in good operating condition increase as the age of the vessel increases. Accordingly, it is likely that the operating costs of our older vessels will increase. In addition, changes in governmental regulations and compliance with classification society standards may require us to make additional expenditures for new equipment. In order to add such equipment, we may be required to take our vessels out of service. There can be no assurance that market conditions will justify such expenditures or enable us to operate our older vessels profitably during the remainder of their economic lives.

Our purchase of second-hand vessels carries risks associated with the quality of those vessels

        Our expansion strategy includes the opportunistic acquisition of quality second-hand vessels. Second-hand vessels typically do not carry warranties with respect to their condition, whereas warranties are generally available for newbuildings. While we generally inspect all second-hand vessels prior to purchase, such an inspection would normally not provide us with as much knowledge about vessel condition as we would possess if the vessels had been built for us.

In the highly competitive international tanker market, we may not be able to effectively compete for charters with companies with greater resources

        Our vessels are employed in a highly competitive market. Competition arises from other tanker owners, including major oil companies, which may have substantially greater resources than we do. Competition for the transportation of crude oil and other petroleum products depends on price, location, size, age, condition, and the acceptability of the vessel operator to the charterer. We believe that because ownership of the world tanker fleet is highly fragmented, no single vessel owner is able to influence charter rates. To the extent we enter into new geographic regions or provide new services, we may not be able to compete profitably. New markets may involve competitive factors which differ from those of our current markets, and the competitors in those markets may have greater financial strength and capital resources than we do.

The retirement of our Chairman and Chief Executive Officer and the selection process for his successor could create uncertainties for our management

        On June 23, 2003, our Chairman and Chief Executive Officer, Morton P. Hyman, announced that he will retire from the Company effective December 31, 2003. Our Board of Directors has appointed a search committee to consider candidates to succeed Mr. Hyman.

We depend on our key personnel and may have difficulty attracting and retaining skilled employees

        Our success depends to a significant extent upon the abilities and efforts of our key personnel. The loss of the services of any of our key personnel or our inability to attract and retain qualified personnel in the future could have a material adverse effect on our business, financial condition and operating results.

We may face unexpected drydock costs for our vessels

        Vessels must be drydocked periodically. The cost of repairs and renewals required at each drydock are difficult to predict with certainty and can be substantial. Our insurance does not cover these costs. In addition, vessels may have to be drydocked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large drydocking expenses could significantly decrease our profits.

Offering Specific Risks

An active public market may not develop for your Notes, which may hinder your ability to liquidate your investment

        There is no established trading market for the Notes. Although the initial purchaser of the outstanding Notes has informed us that it intends to make a market in the Exchange Notes after the exchange offer, it may stop making a market at any time. Accordingly, we cannot assure you that a market for the Exchange Notes will develop. Furthermore, if a market were to develop, the market price for the Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and the performance or prospects for companies in our industry.

        The outstanding Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws, or pursuant to an effective registration statement.

        The liquidity of, and trading market for, the Exchange Notes may also be adversely affected by general declines in the market for similar securities or by changes in our financial performance. Such a market decline may adversely affect such liquidity and trading markets independent of our financial performance and resources.

USE OF PROCEEDS

        We issued $200 million principal amount of the outstanding Notes on March 7, 2003 to the initial purchaser of those Notes. We are making the exchange offer to satisfy our obligations under the outstanding Notes, the Indenture and the Registration Rights Agreement. We will not receive any cash proceeds from the exchange offer. In consideration of issuing the Exchange Notes in the exchange offer, we will receive an equal principal amount of outstanding Notes. Any outstanding Notes that are properly tendered in the exchange offer will be accepted, canceled and retired and cannot be reissued.

        Our net proceeds from the offering of the outstanding Notes, which does not include accrued interest on the Notes, were approximately $195 million, after deducting the discount payable to the initial purchaser. We used these net proceeds to repay outstanding balances under our revolving credit facilities and for general corporate purposes.

THE INTERNATIONAL TANKER INDUSTRY

        The information contained under this heading has been reviewed by Maritime Strategies International Ltd., or MSI, and they confirmed to us that this information is a general, accurate description of the international tanker market, subject to the availability and reliability of the data supporting the statistical and graphic information as described below in this paragraph. The statistical and graphic information in this prospectus has been compiled by MSI from its databases. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data do not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market. MSI collects market data from a number of industry sources, but there can be no assurance that these data reflect actual market conditions. Data compilation is subject to limited audit and validation procedures by MSI and may contain errors. For these reasons, you should not place undue reliance on the statistical data contained in this discussion.

Overview

        The international tanker industry provides ocean transportation of crude and refined petroleum products. Over two-thirds of global oil consumption is transported by oil tankers. Customers for oil tanker services include oil companies, oil traders, large oil consumers, petroleum-product producers, government agencies and storage facility operators. Oil transportation rates can be volatile as a result of supply and demand economics. Demand for oil tankers is influenced by many factors, including international economic activity, oil production, consumption, price levels, crude and refined products inventories, and the distances over which oil is transported. Tanker supply is influenced by newbuildings, the scrapping of older tankers, the drydocking of existing tankers, environmental regulations and other factors.

Industry Ownership

        Ocean transportation of crude oil and petroleum products is provided by two main types of tanker owners: major oil companies and independent shipowners. The trend by major oil companies toward outsourcing non-core activities, such as shipping, has caused the number of tankers owned by oil companies to decrease in recent years. As a result, independent tanker companies now own a large majority of the global tanker fleet.

        In recent years, there has been some consolidation of independent tanker companies seeking to exploit the commercial and operational advantages of a larger fleet. Some independent owners, such as OSG, have placed their vessels in commercial "pools" to gain scale in chartering. Pools have greater ability to enter into complex charters, including contracts of affreightment, and to minimize unloaded backhauls and non-earning days through scheduling efficiencies.

Tanker Demand

        The amount of oil transported in tankers is driven by oil demand, which is affected by general economic conditions and oil production, consumption, prices and inventories. Tanker demand is influenced by the transportation distance from oil-producing locations to oil-consuming destinations. Tanker demand can be expressed in "ton-miles," which is equal to the amount of oil transported in tankers multiplied by the distance over which this oil is transported.

        The distance over which oil is transported is the more variable element of the ton-mile demand equation. It is determined by oil distribution patterns, which are influenced by the location of production facilities and the optimal economic distribution of that production for refining and consumption purposes. Ocean transportation patterns are also influenced by geopolitical events that divert tankers from normal trading patterns, as well as by inter-regional oil trading activity created by global supply and demand imbalances. Tankers, particularly older vessels, are also used as "floating storage" by oil companies, most notably during times of supply uncertainty.

Oil Consumption and Ocean Transportation

        The greatest portion of oil delivered by sea is delivered to the major industrial and industrializing economies of the world, such as the United States, Western Europe, Japan, the Pacific Rim and India. This oil is shipped by tankers from the main exporting regions, primarily the Middle East, which has the world's largest proven oil reserves and accounts for almost half of all crude oil exports. Due to the relatively long distances between Middle Eastern loading terminals and discharge ports in most of these importing regions, the level of oil exports from the Middle East strongly affects the demand for tanker capacity and hence tanker rates. Oil exports from regions such as Latin America and the North Sea are typically shipped over much shorter distances and thus have a relatively smaller impact on tanker demand and rates.

        The following chart outlines world oil consumption and seaborne trade from 1980 to 2002:

OIL CONSUMPTION AND SEABORNE TRADE

          Source: MSI Ltd

        In recent years, growth in ocean transportation of oil has leveled off because of a global economic slowdown in 2001 and the first nine months of 2002, the impact of successive OPEC quota reductions, and the emergence of oil sources located closer to the major consuming areas, which displaced longer-haul trades and reduced ton-miles.

        As the tables below illustrate, growth in oil demand over the last five years has been strongest in Asia and, to a lesser extent, North America. In contrast, demand in Western Europe has been flat or falling. At the same time, oil supply has grown fastest in non-OPEC regions, while output from both the Middle East and other OPEC areas has been lower than it was in 1998, having fallen quite steeply since 2000. This change in oil trading patterns is due partly to increased productive capacity outside OPEC, particularly in the FSU. Nevertheless, the Middle East remains the world's 'residual' supplier of oil. As a consequence, shipments from this region change disproportionately more in relation to import demand cycles than do shipments from other export regions.

        The effect of recent cuts in long-haul Middle Eastern supplies on the demand for oil tankers has been significant. The tanker tonnage required to ship one million barrels per day from the

Middle East to the United States is approximately 13 million dwt, compared with approximately five million dwt for a similar journey from a supplier in the North Sea.

	World Oil Demand (Million Metric Tons)
						Compound Annual Growth Rate 1998-2002
	1998	1999	2000	2001	2002
North America	951	976	986	984	986	0.9%
Western Europe	689	689	687	691	682	-0.3%
Asia	860	902	934	928	938	2.2%
Rest of World	910	914	912	908	931	0.6%

Total	3,410	3,481	3,519	3,511	3,537	0.9%

Source: MSI Ltd

	World Oil Supply (Million Metric Tons)
						Compound Annual Growth Rate 1998-2002
	1998	1999	2000	2001	2002
North Sea	283	287	287	280	274	-0.8%
Other Non-OPEC	1,757	1,749	1,808	1,845	1,918	2.2%

Total Non-OPEC	2,040	2,036	2,095	2,125	2,192	1.8%

Arabian Gulf OPEC	1,001	955	1,018	977	926	(1.9)%
Other OPEC	493	466	482	483	458	(1.8)%

Total OPEC	1,494	1,421	1,500	1,460	1,384	(1.9)%

Total	3,534	3,457	3,595	3,585	3,576	0.3%

Source: MSI Ltd

Tanker Supply

        The supply of tanker capacity is measured by the amount of suitable tonnage available to transport oil and depends on the aggregate tonnage of the existing world tanker fleet, the number of newbuildings, the scrapping of older tankers and the number of tankers in storage, drydocked or otherwise unavailable for use.

        The decision to order newbuildings and scrap older vessels is influenced by many factors, including prevailing and expected charter rates, newbuilding and scrap prices, availability of delivery dates and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. In general, it takes from 18 to 36 months from the date a newbuilding contract is placed to the date a shipowner takes delivery of the vessel.

        Scrapping is likely to increase based on the age profile of the world fleet as a result of stricter inspection and the regulatory and political pressures that are accelerating the mandatory retirement of older tonnage. The age of the global tanker fleet has been increasing in recent years, and a large number of ships that were built in the late 1970s or earlier are now approaching the end of their economic lives. For example, the proportion of the fleet aged 25 years or more rose from 2% in 1985 to peak at over 13% in 2001, but the near record scrapping levels recorded in 2002 has reduced this proportion to 9%. OPA 90 prohibits all single-hulled tankers over 23 years of age and over 30,000 gross tons (the latter category includes the vast majority of crude tankers) from calling at most U.S. ports (except for the Louisiana Offshore Oil Port) unless retrofitted with double hulls. Similarly, the IMO, after the Erika incident off the coast of France, passed regulations in April 2001 to restrict the trading life of old and substandard oil tankers. These regulations further advanced the timetable for the elimination of single-hulled tankers. Whereas previously some single-hulled tankers could continue trading up to their 30th anniversary, by the end of 2007 none will be able to trade beyond their 26th anniversary. More recently, the loss of the Prestige off the coast of Spain has prompted the European Commission to propose a ban on single-hulled vessels from carrying fuel oil and certain grades of heavy crude, as well as to accelerate the phase-out of all single-hulled vessels by 2010, rather than by 2015 as laid down in the IMO regulations. Pending formal adoption of the proposals by the EU Council and Parliament, several European governments have already implemented a ban on single-hulled vessels carrying "persistent oils" within their waters.

Major Tanker Segments

        Crude tankers are customarily divided into the following four market segments:

Category	Size Range (dwt)
VLCC	200,000 - 320,000
Suezmax	120,000 - 200,000
Aframax	80,000 - 120,000
Panamax	50,000 - 80,000

        The table below sets forth information about the number of vessels and deadweight capacity of each of these market segments. The information below for VLCCs includes Ultra Large Crude Carriers, or ULCCs, which are 320,000 dwt and above. The information for Aframaxes and Panamaxes includes coated tankers, which can transport refined products as well as crude oil.

Crude Oil Tanker Fleet as of December 31, 2002

	Number of Vessels		Deadweight Capacity
Segment	Total	Share (%)	Total (millions)	Share (%)
VLCCs	427	28%	124.8	52%
Suezmax	286	18%	42.0	17%
Aframax	565	36%	54.6	23%
Panamax	283	18%	18.1	8%
TOTAL	1,561	100%	239.5	100%

VLCC Segment

        VLCC Trade Routes.    VLCCs are the largest segment of the crude carrying tanker fleet and constituted 52% of fleet capacity by dwt as of December 31, 2002. Because of their size and economies of scale, VLCCs primarily transport crude oil on long-haul trade routes. Typical routes include those from the Arabian Gulf to the Far East, from the Arabian Gulf to Western Europe via the Cape of Good Hope and from the Arabian Gulf to the U.S. Gulf/Caribbean. VLCCs carry approximately 80-85% of all crude oil exported from the Middle East. The recent reductions in annual cargo volumes from the Middle East and the emergence of some shorter-haul trade routes have benefited smaller tankers. Even so, VLCC employment has expanded by 24% since 1990 compared with around 21% for the rest of the tanker market.

        VLCCs have been able to diversify into North Sea and West African trades due to increased oil production and port developments in West Africa that have opened routes to the U.S. Gulf and to India and the People's Republic of China. These new routes have added to the flexibility and efficiency of VLCC trading and have allowed operators to reduce the distances vessels travel without cargo. Significant new oil output planned for West Africa over the next ten years, combined with above-average oil demand growth anticipated in the Asia-Pacific region, should support expansion of this long-haul trade.

        VLCC Fleet Ownership.    VLCC ownership is fragmented. There are over 90 different owners of the 427 vessels in the world VLCC fleet, putting the average number of vessels per owner at only 4.4. The distribution of VLCC ownership is uneven. For example, as of December 31, 2002, the 20 largest owners owned about 61% of the fleet. The remaining owners owned an average of only 2.1 vessels each.

        VLCC Fleet Profile.    The chart below outlines the VLCC fleet by year built, including scheduled new deliveries as of December 31, 2002:

VLCC FLEET BY YEAR OF BUILD AND SCHEDULED DELIVERIES
(AS OF DECEMBER 31, 2002)

          Source: MSI Ltd

As a result of the uneven pattern of deliveries over the last 20 to 25 years (as illustrated above), the VLCC fleet has an age profile featuring a substantial proportion of single-hulled tankers now reaching the end of their economic lives. The effect of this skewed age distribution on the growth in tonnage aged 20 or more years since the first half of the 1990s is illustrated in the chart below.

PERCENTAGE OF THE VLCC FLEET AGED 20 YEARS
OR MORE AT YEAR END

          Source: MSI Ltd

        VLCC Scrapping.    The key factors influencing the scrapping of VLCCs have been their age and the repair and maintenance costs of keeping them in class, relative to their earning power. Scrappings reached record levels in 2002 of 10.9 million dwt. Of the currently active fleet, 78 vessels will (if not scrapped) reach their 25th anniversary by 2012, and of these, 57 will reach their 30th anniversary (see chart below).

VLCCs AGED 25+ AND 30+ YEARS
OVER THE NEXT 10 YEARS* BY DWT

          Source: MSI Ltd

          *At year end assuming no deletions

        Between 1993 and 2002, the average age of VLCCs sold for scrap rose from 20 to 26 years (see table below). Most of the fleet built during the 1970s did not approach its 25th anniversary until the end of the last decade. In addition, until the second half of 2001, market conditions generally favored continued trading of older vessels. As a result, 42 VLCCs are now trading beyond their 25th anniversary. Current IMO regulations do not permit VLCCs to continue trading after their 30th anniversary without a double hull, and this deadline will drop progressively between 2003 and 2007 to their 26th anniversary under the recent modifications to the IMO regulations. Given the considerable cost of retrofitting a second hull to a vessel of this size and age, it is highly likely that all these ships will be scrapped.

VLCCs Sold for Scrap: Number of Vessels, Average Age and Deadweight Tonnage

	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002
Number of ships	24	33	30	14	8	15	34	25	29	33
Average age (years)	20	20	21	22	24	23	24	25	25	26
Dwt (in millions)	6.0	8.7	7.6	3.6	2.0	4.2	9.9	7.1	8.3	10.9

Source: MSI Ltd

        VLCC Newbuildings.    Although actual deliveries will depend on whether shipyards alter their delivery schedules and on changes to the volume of new orders placed, short-term additions to VLCC capacity may be inferred from the current orderbook schedule (see "VLCC Fleet by Year of Build and Scheduled New Deliveries" chart). In 2003, 40 vessels of 12.3 million dwt are scheduled for delivery, with a further 18 tankers (5.4 million dwt) scheduled for delivery the following year.

        With the exception of 2001, the number of deliveries has increased each year since 1997, but the overall net addition after accounting for deletions has remained modest. In 2002, while 12.0 million dwt of new VLCC tankers was delivered, 10.9 million dwt was scrapped and a further

2.5 million dwt were sold for conversion to floating production, storage and off-loading vessels, resulting in a net decline in the fleet of 1.4 million dwt.

        The following chart shows that the VLCC orderbook represents an increasing percentage of the volume of VLCCs aged 20 years or more. Before 1988, there were no VLCCs aged over 20 years and consequently no need to scrap ships because of their age. As a result, the new supply during that time period was not offset by the scrapping of such vessels. During much of the 1990s, the proportion of the fleet over 20 years of age was considerably larger than the size of the newbuilding orderbook as a proportion of the fleet. As a result, ship scrapping has offset most of the tonnage delivered since the mid-1990s. However, by 2002 the tonnage of vessels over 20 years old and the tonnage of vessels on order were nearly equivalent.

VLCC ORDERBOOK AND 20 YEARS AND OLDER VLCC FLEET
(END OF YEAR)

          Source: MSI Ltd

        Given the current backlog in the orderbook and lack of available building berths, no new VLCC orders could be delivered before late 2004. Several yards are currently unable to deliver VLCCs before late 2005.

        VLCC Earnings.    VLCC freight rates can be highly volatile and vary substantially even on a day-to-day basis. While VLCC rates depend largely on the market fundamentals of VLCC supply and demand, other factors (including the cost of bunkers and port charges) also influence earnings levels. Modern vessels typically earn more than older vessels due to fuel and other efficiencies. In addition, older vessels are prone to longer off-hire periods, which reduce their earnings capabilities.

        At the end of 2000, VLCC spot and time charter rates reached 25-year highs and, although rates subsequently collapsed to six-year (spot) and eight-year (time charter) lows, VLCC earnings have now recovered close to previous highs. Modern double-hulled VLCCs on one-year period time charters earn a substantial premium compared with their 1970s-built, single-hulled counterparts. This premium has increased in both absolute and percentage terms since the end of the 1990s.

Aframax Segment

        Aframax Trade Routes.    As a result of their flexibility and size, Aframaxes are deployed in much more diverse trading patterns than the larger tankers and transport crude from virtually all the major crude exporting regions. Aframax crude carriers are typically deployed on short-haul routes where there are draft or other size restrictions or where crude oil is produced in smaller quantities.

        The principal trading areas for Aframax crude carriers are Europe and the Mediterranean (including the Black Sea), the Atlantic Basin (including the Caribbean and North Sea) and the Asia Pacific region. Aframaxes also transport crude on long-haul routes. They operate across the Atlantic Ocean, particularly westbound from Europe to North America.

        There are also potential opportunities for Aframaxes related to offshore developments in the North Sea, the Gulf of Mexico and off southwest Africa, which may substantially boost Aframax demand. Aframaxes are also likely to benefit from increased oil production in the Caspian Sea, particularly if crude oil is transported by pipeline to Black Sea or Eastern Mediterranean terminals. In the Pacific Rim countries, rapid industrialization, combined with the large number of planned expansions of oil refining capacity, should also increase demand for Aframaxes. The rise in oil production in the Former Soviet Union has also led to an increase in export opportunities from the Baltic and from the Sakhalin Island developments in the Far East.

        Aframax Fleet Ownership.    Ownership of the Aframax fleet is even more fragmented than that of VLCCs. As of December 31, 2002, there were more than 150 owners, with an average of only 3.6 vessels per owner. The 20 largest Aframax owners controlled approximately 48% of the total fleet, while the top five controlled 23%.

        Aframax Fleet Profile.    As of December 31, 2002, Aframax tankers accounted for the second largest share (after VLCCs) of the total crude tanker fleet by dwt (23% of the world tanker fleet). However, in terms of the number of vessels, Aframax tankers were the most numerous, representing 36% of the world tanker fleet.

AFRAMAX FLEET BY YEAR OF BUILD AND SCHEDULED DELIVERIES
(AS OF DECEMBER 31, 2002)

          Source: MSI Ltd

        The above chart outlines the Aframax fleet by year built, including scheduled new deliveries. Although the average age of the Aframax fleet is high relative to other segments (11.7 years compared with 9.6 for VLCCs), the Aframax tanker sector has the lowest proportion of vessels over

25 years old. However, 21.1% of the fleet was built prior to 1982, compared with a newbuilding orderbook that amounts to 26% of the fleet. Of the Aframax fleet capacity of 54.6 million dwt (as of December 31, 2002), approximately 50% was built during or after 1992 and less than 10% was built in the 1970s (see chart above).

PERCENTAGE OF THE AFRAMAX FLEET AGED 20 YEARS OR MORE
AT THE YEAR END

          Source: MSI Ltd

        Aframax Scrapping.    There is substantially less single-hulled Aframax tonnage approaching their IMO phase-out dates than in the VLCC sector. Nevertheless, some 21% of the Aframax fleet was built prior to 1983. The percentage of the Aframax fleet aged 25 years or more has risen from 2.1% in 1995 to just under 6% currently. This tonnage will probably all have to be scrapped over the next five years.

        Aframax Newbuildings.    At December 31, 2002, the Aframax orderbook had increased rapidly to 14.2 million dwt and exceeds the 11.5 million dwt of Aframax tonnage aged 20 years or more (see chart below).

AFRAMAX ORDERBOOK AND 20 YEARS AND OLDER AFRAMAX
FLEET (END OF YEAR)

          Source: MSI Ltd

        Aframax Earnings.    Aframax earnings are highly volatile and vary substantially even on a day-to-day basis. While Aframax earnings depend largely on the supply-demand balance, other factors affect earnings as well. In light of reduced Venezuelan output, seasonal demand, low inventory levels and Middle East tensions, Aframax charter rates have increased, in some cases reaching $70,000 per day. This reflects increased tonnage demand as longer-haul crude replaces lost Venezuelan output. In addition, since the Prestige incident, charterers, particularly in Europe, have been willing to pay a premium to charter modern double-hulled tonnage.

AFRAMAX FREIGHT RATES

    Source: MSI Ltd
    * Spot rate expressed on a time charter equivalent basis

        Aframax average spot rates increased sharply towards the end of 2002 to over $30,000 per day, compared with $12,000 per day just three months earlier. Time charter rates have also rallied, but less strongly, and they are close to average prevailing levels during the last ten years.

BUSINESS

Company Background

        We were incorporated in the state of Delaware in 1969 and became a U.S. public company in 1970 with a listing of our common stock on the American Stock Exchange. At the time, our fleet consisted of 31 vessels totaling 1.0 million deadweight tons. In 1973, we changed our stock listing to the New York Stock Exchange, where it has since remained. In the years since, our fleet has grown to 52 vessels totaling 9.2 million deadweight tons, making us a leading tanker company with an international fleet that includes 22 VLCCs, one Suezmax, 12 Aframaxes, and six Product Carriers. Our U.S. tanker fleet includes six tankers consisting of four Crude Tankers and two Product Carriers. All 47 of these vessels are engaged in the ocean transportation of oil and refined petroleum products. Rounding out our fleet are two Foreign Flag Dry Bulk Carriers, two U.S. Flag Dry Bulk carriers and one U.S. Flag Pure Car Carrier.

        We are headquartered in New York City and maintain offices in Newcastle, England and in Singapore.

Our Competitive Strengths

        We believe that we possess significant competitive advantages that permit us to maintain and improve our leadership position in the tanker industry. These advantages include the following:

Our International Fleet of Modern, High Quality Vessels

        Our international fleet of VLCCs and Aframaxes is among the most modern fleets in the industry. We have almost completed a major modernization program commenced in 1999. Since that time, we have spent approximately $800 million on modern VLCCs and Aframaxes. This modernization program will be completed over the next six months, with only $17 million of capital expenditures remaining. Having a modern fleet is a key competitive advantage for several reasons, including:

  •
  we are able to offer our customers the high quality, modern vessels they increasingly prefer because of their concerns about the environmental risks associated with older vessels;

  •
  we are able to comply with stricter requirements regarding the age and structural standards for tankers imposed by international regulatory bodies; and

  •
  we derive financial and operating benefits, including improved fuel efficiency and speed, lower maintenance, operating and drydocking costs and less down-time.

Our Participation in Leading Strategic Alliances

        We participate in strategic alliances with other leading tanker companies to consolidate the commercial management of multiple owners. Our participation in these pools, which include Tankers International (which manages 40 modern VLCCs as of June 30, 2003) and Aframax International (which consists of 25 Aframaxes as of June 30, 2003), has enabled us to enhance the financial performance of our vessels by improving asset utilization through combination voyages and scheduling efficiencies.

Our Strong Financial Profile

        We have a strong balance sheet and a low debt to capital ratio relative to many of our reporting industry peers. As of December 31, 2002, our cash and marketable securities totaled approximately $65.7 million, our tax adjusted Capital Construction Fund totaled approximately $150.2 million and our availability under unsecured credit facilities was $209.0 million, resulting in total liquidity of approximately $424.9 million. Our lower-than-industry average leverage and our available liquidity allow us to take advantage of market opportunities, including selectively acquiring new vessels or businesses.

Our Fully Integrated Technical and Commercial Operations

        Our experienced in-house personnel are capable of providing all commercial and operating services to our fleet, including chartering, technical supervision and purchasing. We believe this capability permits us to better control the quality of our operations and costs.

Our Long-Established Industry Reputation and Experienced Management Team

        We have built a strong reputation for quality and service in the tanker industry and have become recognized for excellent service, quality vessels, and expert technical operations. We have an experienced management team, many of whom have been with us for over 20 years. We believe that our customer relationships, reputation and commitment to customer service will continue to benefit us and permit us to strengthen existing relationships and establish new relationships.

Our Business Strategy

        Our strategy is to employ our competitive strengths to further our industry position as a leading provider of ocean transportation services. Our strategic initiatives include:

Continuing To Be a Preferred Provider of Tankers

        We believe that major customers consider other factors besides charter rates, including the reputation of the vessel owner. We believe that we have a reputation in the international tanker community for the highest standards for service, safety and reliability. As one of the first major shipowners to obtain certification of compliance with the International Standards Organization's ISO 9000 series of Quality Assurance Standards, we have directed our efforts towards safe and environmentally conscious vessel operations. In addition, in 2002, we obtained ISO 14001 Certification for Environmental Management Systems for our subsidiary in New York.

Enhancing Vessel Earnings by Deploying Our Vessels in Strategic Alliances

        Through participation in the Tankers International and the Aframax International pools, we enhance fleet utilization, generating increased vessel earnings. In addition, these alliances have helped us reduce our operating costs and offer charterers the efficiencies and capabilities inherent in a larger fleet of vessels. We plan to enter our Aframax newbuildings in the Aframax International pool.

Opportunistically Growing VLCC and Aframax Fleets Through Newbuildings, Acquisitions and Joint Ventures

        We utilize our commercial, financial and operating expertise to opportunistically acquire modern vessels and order newbuildings, either alone or through joint ventures. The VLCC and Aframax markets are highly fragmented with more than 90 owners of VLCCs and 150 owners of Aframaxes. As of December 31, 2002, 56% of the VLCC owners owned fewer than three VLCCs and 61% of the Aframax owners owned fewer than three Aframaxes. Therefore, we believe that we have significant opportunity to expand our fleets and achieve greater economies of scale.

Maintaining a Competitive Cost Structure

        Since 1998, we have implemented a major cost reduction program. This program has resulted in annualized overhead, operating and other cost reductions of approximately $60 million, which were fully realized during 2002. We intend to maintain our competitive cost structure and will continue to evaluate such structure so as to increase our efficiency, without adversely impacting the quality of our operations.

Our International Fleet

        Our international fleet consists of 43 foreign flag vessels with an average age of 5.6 years aggregating over 8.6 million dwt, with an additional two newbuildings on order aggregating

0.2 million dwt. Our foreign flag fleet includes 22 VLCCs, one Suezmax, 12 Aframaxes (plus the two newbuildings on order), six Product Carriers and two Capesize Dry Bulk Carriers.

International Fleet Listing

        The following table sets forth certain information with respect to our international fleet as of June 30, 2003:

Vessel Name	Notes	Year Built	DWT	Hull Type(8)
VLCC Fleet
OVERSEAS ROSALYN	(2)	2003	312,916	DH
CHARLES EDDIE	(2,3)	2002	300,324	DH
HAKATA	(1,2)	2002	293,752	DH
OVERSEAS MULAN	(2)	2002	313,485	DH
TANABE	(1,2)	2002	293,847	DH
OVERSEAS CHRIS	(2)	2001	304,401	DH
OVERSEAS ANN	(2)	2001	304,494	DH
SAKURA I	(1,2)	2001	293,925	DH
ARIAKE	(1)	2001	293,816	DH
ICHIBAN	(1,2,4)	2000	293,808	DH
OVERSEAS DONNA	(2)	2000	304,608	DH
RAPHAEL	(2)	2000	304,722	DH
REGAL UNITY	(2)	1997	305,069	DH
MERIDIAN LION	(2,5)	1997	295,830	DH
EQUATORIAL LION		1997	295,603	DH
SOVEREIGN UNITY	(2)	1996	304,996	DH
MAJESTIC UNITY	(2)	1996	295,800	DH
CROWN UNITY	(2)	1996	295,734	DH
FRONT TOBAGO	(1,2)	1993	255,887	SH
DUNDEE	(1,2)	1993	297,654	DS
EDINBURGH	(1)	1993	297,714	DS
OLYMPIA	(2)	1990	270,920	SH

TOTAL Dwt			6,529,305

Suezmax Fleet
ECLIPSE		1989	145,170	SH
Aframax Fleet
OVERSEAS PORTLAND	(6)	2002	110,368	DH
OVERSEAS FRAN	(6)	2001	110,347	DH
OVERSEAS JOSEFA CAMEJO	(6)	2001	110,427	DH
OVERSEAS SHIRLEY	(6)	2001	110,286	DH
ANIA	(6)	1994	93,349	DH
ELIANE	(6)	1994	93,315	DH
BRAVERY	(6)	1994	108,716	DH
PACIFIC RUBY	(6)	1994	94,836	DH
PACIFIC SAPPHIRE	(6)	1994	94,653	DH
BERYL	(6)	1994	93,301	DH
REBECCA	(6)	1994	93,374	DH
COMPASS I	(1,6)	1992	95,544	DS

TOTAL Dwt			1,208,516

Product Carrier Fleet (50-80,000 dwt)
DIANE		1987	63,127	DS
MARY ANN		1986	63,224	DS

TOTAL Dwt			126,351

Product Carrier Fleet (30-50,000 dwt)
VEGA		1989	39,084	DS
DELPHINA		1989	39,047	DS
NEPTUNE		1989	39,452	DS
URANUS		1988	39,452	DS

TOTAL Dwt			157,035

Capesize Dry Bulk Carrier Fleet
MATILDE	(7)	1997	157,485	N/A
CHRISMIR	(7)	1997	157,305	N/A

TOTAL Dwt			314,790

Total Dwt of International Fleet			8,481,187

(1)
Joint Venture.

(2)
Participates in VLCC pool (Tanker International).

(3)
We have a 40% interest in this vessel, which has been time-chartered in for a term ending in 2005.

(4)
We have agreed to exchange our entire joint venture interest in this vessel for increased joint venture interests in two other vessels.

(5)
We have time-chartered in this vessel for a term ending in 2011.

(6)
Participates in Aframax Pool (Aframax International).

(7)
Participates in a pool of Capesize Dry Bulk Carriers.

(8)
DH means Double Hull

        SH means Single Hull

        DS means Double Sided

Commercial Operation

        We maintain an experienced chartering staff located at our New York headquarters responsible for the day-to-day commercial management of our Foreign Flag Product Carriers. With respect to our VLCCs and Aframaxes, which are entered in the Tankers International and Aframax International pools, daily chartering is delegated to the pool. However, our staff actively monitors their chartering activity and consults with pool personnel on commercial strategies. The U.S. chartering offices of Tankers International and Aframax International are located in our New York headquarters.

        Tankers International.    In December 1999, we and five other leading tanker companies formed Tankers International to pool the commercial operation of the members' modern VLCCs. In June 2002, one of the members of the pool announced its intention to withdraw its 20 vessels from the pool, which withdrawal was completed in January 2003. As of June 30, 2003, Tankers International managed a fleet of 40 modern VLCCs (of which we contributed 19 vessels, including eight ships owned by joint ventures in which our interests range from 30% to 49.9%). On July 15, 2003, one vessel owned by a joint venture in which we have an interest withdrew from the pool.

Tankers International's fleet constitutes 9.7% of the world VLCC fleet based on deadweight tons as of June 30, 2003.

        Tankers International commercially manages its participants' vessels. It collects revenues from customers, pays voyage-related expenses and distributes TCE revenues to the participants, after deducting administrative fees, according to a formula based upon the relative carrying capacity, speed, and fuel consumption of each vessel.

        The large number of vessels managed by Tankers International and the contracts of affreightment (COAs) into which it has entered give it the ability to enhance vessel utilization. With higher requirements for imported crude oil by China, India and other Asian countries, crude oil shipments from West Africa to Asia have expanded, increasing opportunities for vessels returning in ballast (i.e., without cargo) from Europe and North America to load cargoes in West Africa for delivery in Asia. This commercial management strategy is referred to as triangulation and is one that is used to maximize vessel utilization by minimizing the distance vessels travel in ballast.

        By consolidating the commercial management of this substantial VLCC fleet, Tankers International is able to offer its customers "one-stop shopping" for high quality modern VLCC tonnage. The size of the fleet enables Tankers International to become the logistics partner of major customers, providing new and improved tools to help them better manage their shipping programs, inventories and risk.

        Aframax International.    Since 1996, we and PDV Marina, the marine transportation subsidiary of the Venezuelan state oil company, have pooled the commercial management of their Aframax fleets. In 2002, Reederei "Nord" Klaus E. Oldendorff (Oldendorff) joined the pool and in April 2003 Seaarland Shipping Management GMBH (Seaarland) joined the pool. With 25 vessels that generally trade in the Atlantic Basin, the Aframax International pool has been able to supplement baseload cargoes with backhauls and COAs. As a result, the pool has enhanced vessel utilization, thereby generating higher TCE revenues than would otherwise be attainable in the spot market. The Company's two Aframax newbuildings are scheduled to enter the pool upon delivery as are Seaarland's three Aframax newbuildings, further increasing the pool's size and presence in the Atlantic Basin.

        In December 2002, major unions and businesses, including unions representing employees and managers of Petróleos de Venezuela S.A., began a general strike in Venezuela. The strike has reduced oil exports from Venezuela. As a result of the strike, the 17 vessels owned by us, Oldendorff and Seaarland are trading in the Caribbean as well as in the North Sea and Mediterranean. Earnings on our Aframaxes were not significantly affected as the relatively longer routes in the trans-Atlantic trades delivering crude oil to the U.S. East Coast sharply increased ton-mile demand and TCE rates in these trades. Since the general strike began, the PDV Marina Aframaxes have been carrying Venezuelan proprietary cargoes outside the pool.

        Product Carriers.    We operate a fleet of six Product Carriers. This reflects the recent sales in March and April 2003 of two Panamax Product Carriers. Our four Bostonmax Product Carriers (39,000 dwt) operate in the Atlantic Basin and provide our customers full access to all Boston-area terminals, allowing maximum discharge flexibility. Our two Panamax Product Carriers (65,000 dwt), which for many years traded from the Arabian Gulf to the Far East, have adapted to changing trade patterns and are now also carrying products from Korea to the U.S. West Coast as well as in the intra-Asian trades.

        Dry Bulk Carriers.    We own two modern Capesize (157,000 dwt) Dry Bulk Carriers which are entered into a pool of such vessels managed by Bocimar N.V., a subsidiary of CMB N.V., a publicly held company based in Belgium. As of June 30, 2003, this pool consisted of 20 vessels. As part of the pool arrangement, we also participate in the financial results of several Capesize vessels chartered in by pool participants for varying periods, generally less than one year.

Our U.S. Flag Fleet

        We are the only major international tanker company that also has a significant presence in the U.S. Flag oceangoing bulk shipping business. Our U.S. Flag fleet consists of nine vessels with an average age of 25.4 years, aggregating more than 0.50 million dwt. Our U.S. Flag fleet includes four Crude Oil Tankers, two Bulk Carriers, two Product Carriers and one Pure Car Carrier.

U.S. Fleet Listing

        The following table sets forth certain information with respect to our U.S. Flag fleet as of June 30, 2003:

Vessel Name	Notes	Year Built	DWT	Hull Type(e)
Crude Tanker
OVERSEAS WASHINGTON	(a)	1978	90,515	DB
OVERSEAS NEW YORK	(a)	1977	90,383	DB
OVERSEAS CHICAGO	(a)	1977	90,637	DB
OVERSEAS BOSTON	(a,b)	1974	120,820	SH

TOTAL Dwt			392,365

Product Carrier
OVERSEAS NEW ORLEANS	(c)	1983	42,953	DB
OVERSEAS PHILADELPHIA	(c)	1982	42,702	DB

TOTAL Dwt			85,655

Bulk Carrier
OVERSEAS HARRIETTE	(d)	1978	25,541	N/A
OVERSEAS MARILYN	(d)	1978	25,541	N/A

TOTAL Dwt			51,082

Pure Car Carrier
OVERSEAS JOYCE		1987	15,886	N/A

Total Dwt of U.S. Fleet			544,988

(a)
Vessels subject to securitization financing

(b)
Rebuilt 1981

(c)
22-year Capital Leases, expiring in 2011

(d)
25-year Capital Leases, expiring in 2003

(e)
DB means Double Bottom
SH means Single Hull

Commercial Operation

        Our U.S. Flag Fleet operates in a substantially separate market from the international tanker market because under the Jones Act of 1916, as amended (Jones Act) shipping between United States ports, including the movement of Alaskan crude oil, is reserved for U.S. Flag vessels that are built in the U.S. and owned by U.S. companies, more than 75% owned and controlled by U.S. citizens. In addition, the Merchant Marine Act of 1936, as amended, requires that preference be given to U.S. Flag vessels, if available at reasonable rates, in the shipment of at least half of all U.S. government-generated cargoes and 75% all of food-aid cargoes.

        Alaska Tanker Company, LLC.    Building on our 30-year relationship with BP, in early 1999, we and BP, along with Keystone Shipping Company, formed Alaska Tanker Company, which is the leading provider of marine transportation services in the environmentally sensitive Alaskan crude oil trade. Alaska Tanker Company, which is owned 37.5% by us, 37.5% by Keystone and 25% by BP, manages the vessels carrying BP Alaskan crude oil, including four of our vessels. At the time Alaska Tanker Company was established, charters for five of our U.S. Flag Crude Tankers that had been on long-term time charter to BP were converted into bareboat charters of such vessels to Alaska Tanker Company, with BP guaranties. Each bareboat charter expires shortly before the date that OPA 90 precludes such single-hulled tanker from calling on U.S. ports; the last charter expires in 2006. The four bareboat charters (the fifth vessel having been disposed of) will generate U.S. Flag TCE earnings averaging approximately $21 million per year for us through 2005. In addition, our participation in Alaska Tanker Company provides us with the ability to earn additional incentive hire income based upon Alaska Tanker Company's meeting certain predetermined performance standards.

        In August 1999, we sold the foregoing four vessels (and a fifth that was subsequently disposed of by the owner in 2000) and leased them back as part of an off-balance sheet financing that generated approximately $170 million, which was used to reduce long-term debt. As of December 31, 2002, the balance of debt on the books of the entity to which such vessels were sold aggregated $52.1 million. Such debt, which is due in monthly installments through August 2005, is repayable in full from bareboat charter revenues from Alaska Tanker Company, which are guaranteed by BP. On July 1, 2003, we expect to consolidate this entity in accordance with FASB Interpretation No. 46.

        Capital Construction Fund.    To encourage private investment in U.S. Flag vessels, the Merchant Marine Act of 1970 permits deferral of taxes on earnings from U.S. Flag vessels deposited into a Capital Construction Fund and amounts earned thereon, which can be used for the construction or acquisition of, or retirement of debt on, qualified U.S. Flag vessels (primarily those limited to United States foreign, Great Lakes and noncontiguous domestic trades). We are a party to an agreement under the Act. Under the agreement, the general objective is (by use of assets accumulated in the fund) for three U.S. Flag vessels to be constructed or acquired by the end of 2004. If the agreement is terminated or amounts are withdrawn from the Capital Construction Fund for non-qualified purposes, such amounts will then be subject to federal income taxes. Monies can remain tax-deferred in the fund for a maximum period of 25 years (commencing January 1, 1987 for deposits prior thereto). We had approximately $231 million in our Capital Construction Fund as of December 31, 2002. Our balance sheet at December 31, 2002 includes a liability of approximately $71 million for deferred taxes on the fund deposits and earnings thereon.

        Other U.S. Flag Operations.    Vessels in our U.S. Flag fleet have been chartered from time to time to the Military Sealift Command of the United States Navy (MSC). Charters to MSC reflect the requirements of the United States military for transportation of cargoes and, accordingly, depend, in part, on United States foreign policy. Revenues from charters to MSC were not significant during the three years ended December 31, 2002.

        Since late 1996, our U.S. Flag Pure Car Carrier, which is under a long-term charter that was extended through late 2007, has participated in the U.S. Maritime Security Program, which ensures that militarily-useful U.S. Flag vessels are available to the Department of Defense in the event of war or national emergency. Under the program, we receive approximately $2.1 million per year through 2005, subject to annual Congressional appropriations.

        During 2001, our two U.S. Flag Jones Act Product Carriers entered into time charters extending through 2004.

Ship Management, Crewing and Employees

        We maintain a shoreside staff and on-board crew of experienced operating personnel capable of providing all key technical and operating functions for our fleet. Our shoreside staff provides technical supervision, safety monitoring, purchasing, insurance and crewing services to our fleet worldwide. Our shoreside staff also supervises newbuilding construction and drydocking and provides financial, accounting and information technology services for our fleet. In addition, our crews regularly inspect each vessel (both at sea and in port) and perform most of the necessary ordinary course maintenance. Our shoreside staff inspects each vessel typically twice a year, making specific notations and recommendations regarding the overall condition of the vessel, maintenance, safety and crew welfare. In addition, approximately 10% of our fleet is inspected annually by independent consultants. Some of the vessels owned by our joint ventures, the Suezmax tanker and the U.S. flag crude carriers that are on bareboat charters are managed and operated by the joint ventures or by the charterer, as the case may be.

        Many of our sea staff are long-time employees and have received extensive training to support their functions. We support various cadet-training programs worldwide in order to ensure a continuing source of competent personnel to crew our vessels. All seagoing personnel serving on our international fleet are employed by the relevant shipowning subsidiary through manning agencies and work exclusively for us.

        As of December 31, 2002, we had 1,731 employees: 1,587 seagoing personnel and 144 shoreside staff. We have collective bargaining agreements with two different maritime unions, covering 130 seagoing personnel employed on our U.S. Flag vessels. These agreements are in effect through June 15, 2005 with one of the unions, and June 15, 2006 with the other union. Under the collective bargaining agreements, we are obligated to make contributions to pension and other welfare programs. We believe that we have a satisfactory relationship with our employees.

Customers

        Our customers include major oil companies, major oil traders, large oil consumers and petroleum product producers, government agencies and various other entities dependent upon the VLCC and Aframax tanker market and the products carriers market.

Classification, Inspection and Certification

        In accordance with standard industry practice, all of our vessels have been certified as being "in class" by their respective classification societies: principally American Bureau of Shipping and Lloyd's Register. Most insurance underwriters require an "in class" certification by a classification society before they will extend coverage to a vessel. The classification society certifies that the vessel has been built and maintained in accordance with the rules of such society and complies with applicable rules and regulations of the country of registry of the vessel and the international conventions of which that country is a member. Inspections are conducted on the vessel by a surveyor of the classification society in three surveys of varying frequency and thoroughness: annual surveys each year, an intermediate survey every two to three years and a special survey every four to five years. As part of an intermediate survey, vessels may be required to be inspected at 24- to 30-month intervals. The inspection may be carried out by an approved diving company with respect to the underwater parts of the vessel with the classification society in attendance.

        Our vessels and shoreside operations are also inspected periodically by major oil companies, in some cases as a precondition to chartering our vessels. We maintain all necessary approvals required for our vessels to operate in their normal trades. We believe that the high quality of our modern tonnage, our crews and shoreside staff are an advantage when competing against other major shipowners for long-term business.

ISO 9002 and ISM Code

        We were among the first major shipowners to obtain certification of compliance with the International Standards Organization's ISO 9000 series of Quality Assurance Standards. In 2002, OSG Ship Management, Inc. in New York obtained 14001 Certification for Environmental Management Systems.

        Under the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention promulgated by the IMO, vessel operators are required to develop an extensive safety management system for each of the vessels over which they have operational control. The system includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The ISM Code requires a certificate of compliance to be obtained both for the vessel manager and for each vessel that it operates. We have obtained such certificates for our shoreside offices and for all of the vessels that we manage.

Environmental Matters

Domestic Requirements

        Since 1990, the tanker industry has experienced a more rigorous regulatory environment. Safety and pollution concerns have led to a greater emphasis on quality and to the strengthening of the inspection programs of Classification Societies, governmental authorities and charters.

        OPA 90 affects all vessel owners shipping oil to, from, or within the United States. Under OPA 90, a vessel owner or operator is liable without fault for removal costs and damages, including economic loss without physical damage to property, of up to $1,200 per gross ton of the vessel. When a spill is proximately caused by a vessel owner's or operator's gross negligence, wilful misconduct or a violation of a federal safety, construction or operating regulation, liability is unlimited. OPA 90 did not preempt state law and, therefore, states remain free to enact legislation imposing additional liability. Virtually all coastal states have enacted pollution prevention, liability and response laws, many with some form of unlimited liability.

        OPA 90 phases out the use of tankers having single hulls. It requires that tankers over 5,000 gross tons calling at U.S. ports have double hulls if contracted after June 30, 1990, or delivered after January 1, 1994. Furthermore, OPA 90 calls for the elimination of all single-hulled vessels by the year 2010 on a phase-out schedule that is based on size and age, unless the tankers are retrofitted with double hulls. The law permits then existing single-hulled tankers to operate until the year 2015 if they discharge at deep water ports, or lighter (i.e., offload cargo) more than 60 miles offshore. OPA 90 prohibits vessels having double sides or double bottoms from calling at U.S. ports after January 1, 2015.

        Our two single-hulled VLCCs (including one in which we have a 30% interest) and our Suezmax will not be permitted to trade to U.S. ports after 2009. Two 49.9% owned double-sided VLCCs are not permitted to trade to U.S. ports after 2014. Our 50% owned double-sided Aframax is required to stop trading to U.S. ports in 2015. The two U.S. Flag Jones Act Product Carriers, which are operated under capital leases expiring in 2011, are not affected by the OPA 90 phase-out schedule. The OPA 90 phase-out dates for our six Foreign Flag Product Carriers are subsequent to their respective IMO phase-out dates (see the discussion of International Requirements below). One of our four U.S. Flag Crude Tankers is required to be phased out in 2004, two in 2005 and one in 2006, at which time each of these tankers will be at the end of their commercial lives.

        OPA 90 also requires owners and operators of vessels calling at U.S. ports to adopt contingency plans for reporting and responding to various oil spill scenarios up to a worst-case oil spill under adverse weather conditions. The plans must include contractual commitments with clean-up response contractors in order to endure an immediate response to an oil spill. Furthermore, training programs and drills for vessel, shore and response personnel are required.

We have developed and filed our vessel response plans with the U.S. Coast Guard and have received approval of such plans.

        Under U.S. Coast Guard financial responsibility regulations issued pursuant to OPA 90, all vessels entering U.S. waters are required to obtain Certificates of Financial Responsibility (COFRs) from the U.S. Coast Guard demonstrating financial capability to meet potential oil spill liabilities. All the vessels in our U.S. and Foreign Flag fleets have requisite COFRs.

International Requirements

        Our vessels undergo regular and rigorous in-house safety reviews. They are also routinely inspected by flag and port state authorities, Classification Societies and major oil companies. All of our vessels are certified under the standards reflected in International Standards Organization's 9002 quality assurance program, and IMO's International Safety Management's safety and pollution prevention protocols.

        MARPOL 73/78 regulations of the IMO, as amended in 2001, require double hulls or equivalent tanker designs for newbuildings ordered after 1993 and limit the maximum age for continued trading by tankers to 30 years in 2003 (vessels delivered in 1973 and earlier) decreasing to 26 years by the end of 2007 (vessels delivered in 1981 and later). For owners of older, single-hulled tankers, scrapping decisions are increasingly influenced by the need to comply with these regulations. In view of the age profile of the world VLCC fleet and the IMO timetable, the regulations are likely to concentrate scrapping of older VLCCs in 2004 and 2005; however, commercial considerations may cause the scrapping schedule to advance. Since the percentage of the world Aframax fleet that was built in the 1970s is smaller than for the world VLCC fleet, scrapping of older, single-hulled Aframaxes will be less pronounced in the short term.

        The MARPOL regulations have been adopted by over 100 nations covering more than 90% of the world's tanker fleet. The U.S. has not adopted the 2001 amendments; therefore, U.S. Flag Vessels operating exclusively in Jones Act shipping are only subject to OPA regulations.

        Since our Foreign Flag tanker fleet is mostly modern and double-hulled, the impact of the IMO phase-out schedule will be limited. None of the vessels in our international fleet are affected by the IMO timetable prior to reaching 25 years of age other than a single-hulled VLCC (in which we have a 30% interest) which will be affected at 24 years of age. Out of the 20 VLCCs in our operating fleet at December 31, 2002, one of the two single-hulled VLCCs is required to be phased out by 2015 and, under certain circumstances, the phase-out date of the other single-hulled VLCC (in which we have a 30% interest) may be extended to 2017. The two 49.9% owned double-sided VLCCs are required to be phased out in 2018. Our Suezmax is required to be phased out in 2015. Of our 12 existing Foreign Flag Aframaxes, a 50% owned double-sided vessel is required to be phased out in 2017. Of our six Foreign Flag Product Carriers, one is to be phased out in 2012, one in 2013, one in 2014 and three in 2015. Further, our U.S. Flag Crude Tankers and Product Carriers participate in the U.S. Jones Act trades and are therefore not affected by the IMO phase-out schedule.

        The sinking of the Prestige, a 1976-built, 81,300 dwt, single hull oil tanker off the coast of Spain in mid-November 2002 and the resulting pollution to the Atlantic coasts of Spain and France prompted the European Union (EU) to adopt in June 2003 a ban effective by September 1, 2003 on the transport of heavy crude oil and fuel oil in single hull oil tankers loading or discharging at EU ports. The EU also adopted the phase out by September 1, 2003 of Category I single hull tankers over the age of 23 years with all Category I single hull tankers being phased out by 2005. For Category II tankers, the comparable restrictions would be a maximum age of 28 years and a phase-out date of 2010 and for Category III, a maximum age of 28 years and a phase-out date of 2015, respectively. Category I encompasses larger (over 20-30,000 dwt) pre-1982 tankers, Category II are larger (over 20-30,000 dwt) post-1982 tankers and Category III are smaller tankers. The EU is also urging the IMO to apply the same rules on a worldwide basis.

        Without awaiting action by the EU, certain EU nations have implemented a total ban on single hull vessels carrying fuel oil and heavy crude oils. Spain has banned single hull tankers over 5,000 dwt from entering her ports carrying such cargoes from January 1, 2003. Italy has announced that analogous measures will be implemented during the first half of 2003. Since December 2002, Spain, France and Portugal have prohibited single hull tankers carrying such cargoes from passing through their 200-mile economic exclusion zones.

        Many charterers operating around Europe are showing a distinct preference for double hull tankers and are willing to pay a higher Worldscale rate for such tonnage than for single hull tankers. It is becoming increasingly more difficult to obtain clearance for single hull tankers from many countries and oil terminals.

Risk of Loss and Liability Insurance

General

        The operation of cargo vessels includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA 90, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the U.S. economic exclusion zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the U.S. market. While we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

        We have obtained marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of our vessels. The vessels are each covered up to at least fair market value, with deductibles ranging from $100,000 to $185,000 per vessel per incident.

Loss of Hire Insurance

        We currently maintain loss of hire insurance to cover loss of charter income resulting from accidents or breakdowns of our owned vessels that are covered under the vessels' hull and machinery insurance. Although loss of hire insurance covers up to 120 days lost charter income, we have to bear the first 27 of days loss.

Protection and Indemnity Insurance

        Consistent with the currently prevailing practice in the industry, we presently carry protection and indemnity (P&I) insurance coverage for pollution of $1.0 billion per occurrence on every vessel in our fleet. P&I insurance is provided by mutual protection and indemnity associations (P&I Associations). The 13 P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each P&I Association has capped its exposure to each of its members at approximately $4.25 billion. As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on its claim record as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group. While we have historically been able to obtain pollution coverage at commercially reasonable rates, no assurances can be given that such insurance will continue to be available in the future.

Competition

        The bulk shipping industry is highly competitive and fragmented, with no one shipping group owning or controlling more than 6.1% of the world tanker fleet as of December 31, 2002. We compete with other owners of U.S. and Foreign Flag tankers and dry cargo ships operating on an unscheduled basis similar to us.

        In the spot and short-term charter market, our vessels compete with all other vessels of a size and type required by a customer that can be available at the date specified. In the spot market, competition is based primarily on price, although charterers have become more selective with respect to the quality of vessels they hire, with particular emphasis on such factors as age, double hulls, and the reliability and quality of operations. Increasingly, major charterers are demonstrating a preference for modern vessels based on concerns about the environmental risks associated with older vessels. Consequently, owners of large modern fleets have been able to gain a competitive advantage over owners of older fleets. In the time charter markets, factors such as the age and quality of a vessel and the reputation of the owner and the operator tend to be more significant in competing for business.

        In both the VLCC and Aframax sectors, we compete against a large number of companies that own or operate vessels in these segments. Competitors include other independent shipowners, oil companies and state-owned entities with fleets ranging from one to more than 60 vessels in a particular segment. While some companies operate worldwide, others focus on one or more geographical areas such as the Pacific, the Mediterranean or the Caribbean. In the VLCC sector, we have more than 100 competitors.

        As of December 31, 2002, we owned 20 VLCCs (5.9 million dwt) of which 18 (5.3 million dwt) are commercially managed through Tankers International. Our two remaining VLCCs are operating on long-term charters. In February 2003, we took delivery of a VLCC newbuilding (0.3 million dwt) that was entered in the Tankers International pool. Eight of the foregoing VLCCs entered in Tankers are owned jointly with others. As of December 31, 2002, Tankers International had a fleet of 43 VLCCs (12.9 million dwt) with four newbuildings (1.2 million dwt) scheduled to join Tankers International upon delivery. Tankers' fleet as of December 31, 2002, represented 10.3%, based on deadweight tons, of the total world VLCC fleet.

        In the VLCC market segment, Tankers International competes with more than 90 owners, the largest being Frontline Ltd. (42 vessels, 12.9 million dwt), Mitsui OSK Lines Ltd. (28 vessels, 7.6 million dwt), World-Wide Shipping Agency (S) Pte. Ltd. (24 vessels, 6.9 million dwt), Nippon Yusen Kabushiki Kaisha (24 vessels, 6.6 million dwt) and VELA International Marine Ltd., the shipping arm of the Saudi Arabian oil company (18 vessels, 5.4 million dwt).

        As of December 31, 2002, Aframax International consisted of 24 Aframaxes (2.4 million dwt), including one 50% owned vessel, that generally trade in the Atlantic Basin. Our two Aframax newbuildings are scheduled to enter this pool upon delivery, further increasing the pool's size and presence in the Atlantic Basin. More than 150 owners operate in the Aframax market segment. Our main competitors include Teekay Shipping Corporation (63 vessels, 6.3 million dwt), Neptune Orient Lines and its subsidiaries (22 vessels, 2.2 million dwt), General Maritime Corp. (14 vessels, 1.3 million dwt) and Tsakos Energy Navigation (14 vessels, 1.3 million dwt).

        In the U.S. Flag trades, we compete with other owners of U.S. Flag vessels. Demand for U.S. Flag Product Carriers is closely linked to changes in regional energy demands and in refinery activity. These vessels also compete with pipelines and oceangoing barges, and are affected by the level of imports on Foreign Flag Product Carriers.

Legal Proceedings

        We are a party, as plaintiff or defendant, to various suits in the ordinary course of business for monetary relief arising principally from personal injuries, collision or other casualty and to claims arising under charter parties. All such personal injury, collision and casualty claims against us are fully covered by insurance (subject to deductibles not material in amount).

MANAGEMENT

        The following table sets forth information concerning the individuals who serve as our executive officers and directors:

Name	Age	Position Held
Morton P. Hyman	67	Chairman of the Board, President and Chief Executive Officer
Robert N. Cowen	55	Senior Vice President, Chief Operating Officer and Secretary; Director
Myles R. Itkin	55	Senior Vice President, Chief Financial Officer and Treasurer
Robert E. Johnston	55	Senior Vice President and Chief Commercial Officer
Peter J. Swift	59	Senior Vice President and Head of Shipping Operations
Oudi Recanati	53	Director
Alan R. Batkin	59	Director
Thomas B. Coleman	60	Director
Charles Fribourg	46	Director
William L. Frost	76	Director
Stanley Komaroff	68	Director
Solomon N. Merkin	46	Director
Joel I. Picket	64	Director
Ariel Recanati	40	Director
Michael J. Zimmerman	52	Director

        The term of office of each executive officer continues until the first meeting of our Board of Directors immediately following the next annual meeting of our stockholders, and until the election and qualification of his successor. There is no family relationship between any of the executive officers. Ariel Recanati and Oudi Recanati, two of our directors, are first cousins.

Morton P. Hyman has been our Chairman of the Board since September 2000 and has served as one of our directors since 1969. Mr. Hyman has been our President and Chief Executive Officer since 1971. On June 23, 2003, Mr. Hyman announced that he would retire effective December 31, 2003. Our Board of Directors has appointed a search committee to consider candidates to replace Mr. Hyman.

Robert N. Cowen assumed the title of Chief Operating Officer in 1999 and has been our Senior Vice President since 1993 and our Secretary since 1982. Mr. Cowen has been one of our directors since 1993.

Myles R. Itkin has been our Senior Vice President, Chief Financial Officer and Treasurer since 1995.

Robert E. Johnston has been our Chief Commercial Officer since 1999 and Senior Vice President since 1998. In addition, Mr. Johnston has served as an officer and director of certain of our subsidiaries during the past five years; he also served for more than the five years ended in 1998 as a senior officer of Maritime Overseas Corporation, the corporation that managed the fleet from our inception in 1969 to 1998.

Peter J. Swift has been our Senior Vice President and Head of Shipping Operations since June 1999 and was our Vice President from October 1998 until June 1999. Mr. Swift has served as an officer and director of certain of our subsidiaries since October 1998; he also served as an officer of Maritime Overseas Corporation and one of its subsidiaries for more than the five years ended in 1998.

Oudi Recanati has been one of our directors since 1996. Mr. Recanati is currently a director of IDB Holding Corporation Ltd., which is engaged in investment and finance, and several of its subsidiaries. Mr. Recanati served as Chairman of Discount Bank and Trust Company from 1999 through the middle of 2002. Until April 1, 2001, Mr. Recanati was Co-Chairman from 1999, and

Co-Chief Executive from 1996, of IDB Holding Corporation Ltd.; he was Chairman of Discount Investment Corporation Ltd., engaged in investment, from 1997 through May 2001, and he was Chairman of the Board of Y.L.R. Capital Markets Ltd., engaged in investment banking, for more than five years prior to 1998.

Alan R. Batkin has been one of our directors since 1999. Mr. Batkin has been Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm, for at least the past five years. Mr. Batkin is currently a director of Diamond Offshore Drilling, Inc., Hasbro, Inc. and Schweitzer-Mauduit International, Inc.

Thomas B. Coleman has been one of our directors since February 2003. He has served since 1992 as President of International Tank Terminals, Ltd. and since 1975 as Chief Executive Officer and Managing Partner of International-Matex Tank Terminals, a nationwide deep water bulk liquid terminals and logistics company.

Charles Fribourg has been one of our directors since 2000. Mr. Fribourg has been Directeur General of Finagrain S.A., an agribusiness investment holding company and a subsidiary of the ContiGroup Companies, Inc., since 1999. From 1994 to 1999, Mr. Fribourg was Senior Vice President and General Manager of the South American Division of Continental Grain Company (now known as ContiGroup Companies, Inc.).

William L. Frost has been one of our directors since 1989. Mr. Frost has been President of the Lucius N. Littauer Foundation for at least the past five years.

Stanley Komaroff has been one of our directors since 1993. Mr. Komaroff is a Senior Partner in the law firm of Proskauer Rose LLP, our outside counsel.

Solomon N. Merkin has been one of our directors since 1989. Mr. Merkin has been Vice President of Leib Merkin, Inc., a private investment company, for at least the past five years.

Joel I. Picket has been one of our directors since 1989. Mr. Picket has been Chairman of the Board and Chief Executive Officer of Gotham Organization Inc., a real estate construction and development company, since 1999 and was President of Gotham for more than five years prior to 1999.

Ariel Recanati has been one of our directors since 1999. He currently is President of a privately owned dry bulk shipping company. He served as our Chief Strategic and Planning Officer from June 1999 through January 2003 and our Senior Vice President from 1998 through January 2003.

Michael J. Zimmerman has been one of our directors since 2000. Mr. Zimmerman has been Executive Vice President and Chief Financial Officer of ContiGroup Companies, Inc., a diversified agribusiness and finance company, since 1999. From 1996 to 1999, Mr. Zimmerman was Senior Vice President-Investment and Strategy of Continental Grain Company. Mr. Zimmerman is currently a director of Premium Standard Farms, Inc.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Notes and Debentures

        In 1993, we issued $100 million of notes and $100 million of debentures that will mature on December 1, 2003 and December 1, 2013, respectively, in an underwritten public offering pursuant to an indenture dated December 1, 1993 between us and Chase Manhattan Bank, as Trustee. The notes and debentures pay interest semiannually on each June 1 and December 1 at 8% and 8 3/4% per annum, respectively.

        The indenture governing the notes and debentures provides for the following restrictive covenants: (1) limitations on secured debt above 15% of Consolidated Net Tangible Assets, as defined, unless the notes and debentures are secured on an equal and ratable basis, (2) prohibition on sales and leasebacks exceeding three years on any assets except newly acquired or constructed assets unless there is equivalent room under the secured debt covenant described in (1) above or the proceeds of the sale and leaseback transaction are used to purchase, acquire or construct assets to be used in our business or to retire long-term debt, and (3) limitations on the incurrence of subsidiary debt in excess of 10% of Consolidated Net Tangible Assets, except that excluded from the calculation of subsidiary debt is the amount of any subsidiary debt existing on December 1, 1993 and debt incurred pursuant to certain U.S. government sponsored vessel financing programs. The foregoing covenants are subject to certain exceptions further described in the indenture. Within 120 days after the end of each fiscal year, we are required to deliver to the Trustee an Officers' Certificate stating whether or not we are in default under any terms of the indenture.

        The notes and debentures are redeemable in whole or in part at our option at any time at a redemption price equal to par plus accrued interest plus a make-whole premium. As of December 31, 2002, there was $155 million aggregate principal amount outstanding of notes and debentures.

Revolving Credit Facilities

        On April 18, 2000, we entered into a credit agreement with Den Norske Bank, as facility agent and arranger for the syndication banks, for the provision of a $350 million revolving credit facility terminating on the fifth anniversary of the agreement (the "2005 Facility"). Borrowings under the 2005 Facility bear interest at LIBOR plus a margin ranging from 0.625% to 1.50% based on our credit rating ranging from BBB+/Baa1 or better to BB-/Ba3 or worse, respectively. The 2005 Facility currently bears interest at LIBOR plus 1.125%. The 2005 Facility requires us to maintain net worth of no less than $575 million plus 50% of consolidated net income for each quarter from and after June 30, 2000. In addition, the 2005 Facility contains restrictive covenants requiring the maintenance of financial ratios related to debt service coverage, unencumbered assets to unsecured debt, and debt to consolidated net tangible assets, as further described below. The 2005 Facility also places limitations on our levels of secured debt, total debt and investments in joint ventures, and contains restrictions on our ability to enter into sale and leaseback transactions unless certain financial ratios are satisfied or the proceeds of the transaction are used to purchase, acquire or construct assets to be used in our business or to retire long-term debt. As of December 31, 2002, there was $350 million outstanding under the 2005 Facility.

        On December 12, 2001, we entered into a credit agreement with JPMorgan Chase Bank, as administrative agent and lender, for the provision of a $300 million revolving credit facility terminating on the fifth anniversary of the agreement (the "2006 Facility"). On January 22, 2002, the 2006 Facility was amended to increase the borrowing availability to $350 million. Borrowings under this facility bear interest at LIBOR plus a margin ranging from 1.00% to 2.00% based on our credit rating ranging from BBB+/Baa1 or better to BB-/Ba3 or worse, respectively. There is a plus or minus ..20% adjustment based on cash adjusted funded debt to EBITDA ratio and a plus .20% adjustment when amounts outstanding under the 2006 Facility exceed $175 million. The 2006 Facility currently bears interest at LIBOR plus 1.70%. The 2006 Facility requires us to maintain net worth of no less than $659 million plus 50% of consolidated net income for each quarter from and after June 30, 2001. The 2006 Facility contains the same financial ratio covenants as the 2005 Facility and places substantially similar limitations on our levels of secured debt, total debt, investments in joint ventures and ability to enter into sale and leaseback transactions. As of December 31, 2002, there was $158 million outstanding under the 2006 Facility.

        The financial ratios included the 2005 Facility and the 2006 Facility are as follows: (1) maintenance of a cash adjusted debt service coverage ratio of not less than 1.75 to 1, (2) maintenance of an unencumbered assets to unsecured debt ratio of not less than 1.50 to 1, and (3) maintenance of a cash adjusted funded debt to cash adjusted consolidated net tangible assets ratio of not more than 0.60 to 1. Both the 2005 Facility and the 2006 Facility call for us to grant security interests in vessels or in cash to the participating banks upon a ratings downgrade to BB- or lower or BB on Credit Watch with negative outlook (in the case of Standard & Poor's) and Ba3 or lower (in the case of Moody's). In such an instance, the fair market value of the collateral we offer must equal 125% of the borrowings in the case of vessels or 100% in the case of cash under facilities.

        On February 28, 2002, we entered into a credit agreement with Bank of Nova Scotia ("BNS") for the provision of a $45 million revolving credit facility for an initial term ending on February 27, 2003 that was renewed for another year. Money market advances under this facility bear interest at BNS's cost of funds plus a margin of 1.50%. Under this facility, we are required to grant BNS security interests in vessels or cash in the event there is any collateral granted under the 2005 Facility and the 2006 Facility as a result of a ratings downgrade. As of December 31, 2002, there was $28 million outstanding under this facility.

Secured Loan Agreements

        In July and August 2002, we entered into four secured loan agreements aggregating $256 million, which have been collateralized by liens on three modern VLCCs and four modern Aframaxes. The loan agreements call for semi-annual payments of principal and interest over terms ranging from 10 to 12 years plus final balloon payments. Interest is based on LIBOR plus a fixed margin ranging from 0.78% to 1.15% depending on the loan agreement. The loan agreements require us to maintain the same net worth, financial ratios (except for unencumbered assets to unsecured debt ratio, which is not applicable), and limitation on investments in joint ventures as the 2006 Facility. In addition, each loan agreement contains an asset maintenance test that requires us to deliver additional collateral or prepay part or all of amounts outstanding under the facility if the fair market value of the collateral securing the facility falls below 110% or 115%, depending on the loan agreement, of the amounts outstanding under the facility. The additional collateral may consist of cash, cash equivalents or VLCC tankers. As of December 31, 2002, $256 million in the aggregate was outstanding under these loan agreements.

Outstanding Notes

        On March 7, 2003, we issued $200 million aggregate principal amount of Senior Notes bearing interest at 8.250% per year and maturing on March 15, 2013, which are subject to exchange pursuant to this offering. The terms and conditions of the outstanding Notes are substantially identical to the terms and conditions of the Exchange Notes being offered hereby as described in "Description of Notes."

Other Obligations

        As of December 31, 2002, total current and long-term obligations under our capital leases aggregated approximately $58.9 million relative to four U.S. Flag vessels. Two of the leases expire in 2003 and two expire in 2011. The implicit interest rates on these four leases range from 9.6% to 10.0%.

        Our joint ventures, in which we hold interests ranging between 30% and 49.9%, entered into four secured loan agreements, which are non-recourse to us, between March 2000 and July 2002. At December 31, 2002, amounts outstanding under these loan agreements aggregated approximately $333 million, of which $35 million is guaranteed by us. The loans are collateralized by liens on eight VLCCs owned by the respective joint ventures.

THE EXCHANGE OFFER

Purpose Of The Exchange Offer

        In connection with the sale of the outstanding Notes, we entered into the Registration Rights Agreement with the initial purchaser of the outstanding Notes. In that agreement, we agreed to use our best efforts to file and have declared effective within 180 days of the sale of the outstanding Notes this registration statement relating to an offer to exchange the Exchange Notes for the outstanding Notes. We also agreed to use our best efforts to complete the exchange offer for the outstanding Notes within 45 days after the effective date of this registration statement. We are offering the Exchange Notes under this prospectus in the exchange offer for the outstanding Notes to satisfy our obligations under the Registration Rights Agreement. We refer to our offer to exchange the Exchange Notes for the outstanding Notes as the "exchange offer."

Resale Of Exchange Notes

        Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that each Exchange Note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if, among other things:

  •
  you are acquiring the Exchange Notes in the ordinary course of your business;

  •
  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

  •
  you are not an affiliate of the Company.

        If you tender your outstanding Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes or you are an affiliate of the Company, you:

  •
  cannot rely on such interpretations by the SEC staff, and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes and such secondary resale transaction must be covered by an effective registration statement under the Securities Act of 1933 containing the selling security holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, resale or otherwise transfer Exchange Notes only as specifically described in this prospectus. Only those broker-dealers that acquired outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Notes, where that broker-dealer acquired such outstanding Notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Please read "Plan of Distribution" for more details regarding the transfer of Exchange Notes.

Terms Of The Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding Notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Notes being tendered for exchange.

        As of the date of this prospectus, there is $200 million principal amount of outstanding Notes, all of which are subject to exchange pursuant to the exchange offer. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding Notes. There will be no fixed record date for determining registered holders of outstanding Notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer:

  •
  will remain outstanding,

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  will continue to accrue interest, and

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  will be entitled to the rights and benefits that holders have under the indenture relating to the outstanding Notes and, under limited circumstances, the Registration Rights Agreement.

        We will be deemed to have accepted for exchange properly tendered outstanding Notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the Registration Rights Agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

        If you tender outstanding Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "—Fees And Expenses" for more details about fees and expenses incurred in the exchange offer.

        We will return any outstanding Notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time, on August 18, 2003, unless in our sole discretion we extend it. We do not currently intend to extend the Expiration Date.

Extensions, Delay In Acceptance, Termination Or Amendment

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any outstanding Notes by giving oral or written notice of the extension to their holders. During any such extensions, all outstanding Notes you have previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding Notes,

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  to extend the exchange offer, or

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  to terminate the exchange offer.

        We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the Registration Rights Agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the outstanding Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions To The Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for any outstanding Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding Notes for exchange, if in our reasonable judgment:

  •
  the exchange offer, or the making of any exchange by a holder of outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC, or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding Notes of any holder that has not made to us:

  •
  the representations described under "—Your Representations To Us."

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the Exchange Notes under the Securities Act of 1933.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding Notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding Notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

        In addition, we will not accept for exchange any outstanding Notes tendered, and will not issue Exchange Notes in exchange for any such outstanding Notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture relating to the Notes under the Trust Indenture Act of 1939.

Exchange Agent

        We have appointed Wilmington Trust Company as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

BY HAND DELIVERY:

Wilmington Trust Company
301 West 11th Street
Wilmington, Delaware 19801

BY OVERNIGHT COURIER:

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-1615

BY FIRST CLASS MAIL:

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, Delaware 19890-1615

TO CONFIRM RECEIPT OF NOTICE OF GUARANTEED DELIVERY:

FAX #:	(302) 636-4145
FAX CONFIRMATION #:	(302) 636-6472

Procedures For Tendering

        Only a holder of outstanding Notes may tender such outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender, described below, or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or "DTC," described below.

        The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How To Tender If You Are A Beneficial Owner

        If you beneficially own outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those Notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding Notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding Notes in your name, or

  •
  obtain a properly completed bond power from the registered holder of your outstanding Notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Procedures For Physical Tender

        To complete a physical tender, a holder must:

  •
  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

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  have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

  •
  mail or deliver or facsimile the letter of transmittal to the exchange agent prior to the expiration date, and

  •
  deliver the outstanding Notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "—Exchange Agent" prior to the expiration date.

Signatures And Signature Guarantees

        You must have signatures on a letter of transmittal or a notice of withdrawal described below under "—Withdrawal Of Tenders" guaranteed by an eligible institution unless the outstanding Notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible institution.

        An eligible institution is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements Or Bond Powers Are Needed

        If a person other than the registered holder of any outstanding Notes signs the letter of transmittal, the outstanding Notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the outstanding Notes. An eligible institution must guarantee that signature.

        If the letter of transmittal or any outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC'S Automated Tender Offer Program

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

        An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

  •
  DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering outstanding Notes that are the subject of such book-entry confirmation,

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

  •
  we may enforce the agreement against such participant.

        To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding Notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

Determinations Under The Exchange Offer

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding Notes and withdrawal of tendered outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding Notes not properly tendered or any outstanding Notes our acceptance of which might, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities of tenders or conditions of the exchange offer as to particular outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        Unless waived, any defects or irregularities in connection with tenders of outstanding Notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding Notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

        In all cases, we will issue Exchange Notes for outstanding Notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

  •
  outstanding Notes or a timely book-entry confirmation of transfer of such outstanding Notes into the exchange agent's account at DTC, and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

Return Of Outstanding Notes Not Accepted Or Exchanged

        If we do not accept any tendered outstanding Notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or nonexchanged outstanding Notes without expense to their tendering holder. In the case of outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such nonexchanged outstanding Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations To Us

        By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any Exchange Notes you receive will be acquired in the ordinary course of your business,

  •
  you have no arrangement or understanding with any person to participate in the distribution of the outstanding Notes or the Exchange Notes within the meaning of the Securities Act of 1933,

  •
  you are not our affiliate, as defined in Rule 405 under the Securities Act, or, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act,

  •
  if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes, and

  •
  if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for outstanding Notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such Exchange Notes.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding Notes by causing DTC to transfer such outstanding Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your outstanding Notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your outstanding Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding Notes but they are not immediately available or if you cannot deliver your outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

  •
  the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

  •
  prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  stating your name and address, the registered number(s) of your outstanding Notes and the principal amount of outstanding Notes tendered,

  •
  stating that the tender is being made thereby,

  •
  guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the outstanding Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

  •
  the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your outstanding Notes according to the guaranteed delivery procedures described above.

Withdrawal Of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "—Exchange Agent," or

  •
  the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding Notes to be withdrawn,

  •
  identify the outstanding Notes to be withdrawn, including the registration number and the principal amount of such outstanding Notes,

  •
  be signed by the person who tendered the outstanding Notes in the same manner as the original signature on the letter of transmittal used to deposit those outstanding Notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

  •
  specify the name in which such outstanding Notes are to be registered, if different from that of the person who tendered the outstanding Notes.

        If outstanding Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding Notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding Notes will be credited to an account maintained with DTC for the outstanding Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding Notes by following one of the procedures described under "—Procedures For Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Fees And Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding Notes and in handling or forwarding tenders for exchange.

        We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include:

  •
  SEC registration fees for the Exchange Notes,

  •
  fees and expenses of the exchange agent and trustee,

  •
  accounting and legal fees,

  •
  printing costs, and

  •
  related fees and expenses.

Transfer Taxes

        If you tender your outstanding Notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing Exchange Notes or outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding Notes tendered,

  •
  tendered outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal, or

  •
  a transfer tax is imposed for any reason other than the exchange of Exchange Notes for outstanding Notes in the exchange offer.

        If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of Exchange Notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences Of Failure To Exchange

        If you do not exchange your outstanding Notes for Exchange Notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding Notes. In general, you may not offer or sell the outstanding Notes unless either they are registered under the Securities Act of 1933 or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding Notes under the Securities Act.

        The tender of outstanding Notes in the exchange offer will reduce the outstanding principal amount of the outstanding Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any outstanding Notes that you continue to hold.

Accounting Treatment

        We will amortize our expenses of the exchange offer and the offering of the outstanding Notes over the term of the Exchange Notes under accounting principles generally accepted in the United States.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action, if any, to take. In the future, we may seek to acquire untendered outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding Notes, except as required by the Registration Rights Agreement.

DESCRIPTION OF NOTES

        The outstanding Notes were issued, and the Exchange Notes will be issued, by Overseas Shipholding Group, Inc. under an Indenture dated as of March 7, 2003 (the "Indenture"), between Overseas Shipholding Group, Inc. and Wilmington Trust Company, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        Certain terms used in this description are defined under the subheading "—Certain Definitions" and elsewhere in this description. Capitalized terms that are used but not otherwise defined in this description have the meanings ascribed to them in the Indenture. In this description, the word "Company" refers only to Overseas Shipholding Group, Inc. and not to any of its subsidiaries.

        The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as Holders of the Notes. The Indenture and the Registration Rights Agreement have been filed as exhibits to the registration statement of which this prospectus is a part. You may request copies of these agreements at our address set forth under the heading "Available Information".

        The Notes will constitute a single series of debt securities under the Indenture. If the exchange offer is consummated, any holders of outstanding Notes who do not exchange their outstanding Notes for Exchange Notes will vote together with all other holders of the Notes for all relevant purposes under the Indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding Notes that remain outstanding after the exchange offer will be aggregated with the other Notes, and the holders of the outstanding Notes and the other Notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the Notes mean, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the outstanding Notes and the Exchange Notes.

General

        The Notes:

  •
  are general unsecured senior obligations of the Company;

  •
  rank equally and ratably in right of payment with all existing and future unsecured senior indebtedness of the Company, including, as of December 31, 2002, $536 million outstanding under revolving credit facilities, $155 million aggregate principal amount outstanding of the Company's notes due 2003 and debentures due 2013 and $35 million in guarantees of indebtedness of our joint ventures;

  •
  are senior in right of payment to all existing and future subordinated debt of the Company;

  •
  are effectively subordinated to all of the Company's secured debt to the extent of the collateral securing such debt; and

  •
  are structurally subordinated to all existing and future debt and other liabilities and commitments of the Company's subsidiaries because the Company is a holding company and the Notes will not be guaranteed by any of its subsidiaries.

        At December 31, 2002, after giving effect to the offering of the outstanding Notes and the application of the net proceeds therefrom:

  •
  the Company's senior indebtedness was approximately $696 million; and

  •
  the indebtedness of the Company's subsidiaries was $256 million in the aggregate.

Principal, Maturity and Interest

        In this exchange offer, the Company will issue up to $200 million aggregate principal amount of Exchange Notes. The Indenture provides for the issuance of other Notes having identical terms and conditions to the Notes. The Notes and any other notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue the Exchange Notes in denominations of $1,000 and integral multiples of $1,000. The Exchange Notes will mature on March 15, 2013.

        Interest on the Notes will accrue at the rate of 8.250% per annum and will be payable semiannually in arrears on March 15 and September 15, commencing on September 15, 2003. We will make each interest payment to the Holders of record of the Notes on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from March 7, 2003 or, if interest has already been paid on the Notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        We will not be entitled to redeem the Notes at our option prior to March 15, 2008.

        On and after March 15, 2008, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

Period	Redemption Price
2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

Selection and Notice of Redemption

        If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the caption "—Change of Control". We may at any time and from time to time purchase Notes in the open market or otherwise.

Change of Control

        The Indenture provides that upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase such Holder's Notes, in whole or in part, in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. A "Change of Control" or similar event may also constitute an event of default under certain of the Company's other debt agreements. There can be no assurance that the Company will have sufficient funds to pay the purchase price referred to above at the time of the Change of Control. The existence of a Holder's right to require the Company to repurchase Notes upon the occurrence of a Change of Control may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control. For the definition of Change of Control, please read "—Certain Definitions."

Certain Covenants

Insurance

        The Company will maintain, and cause its Subsidiaries to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are at that time customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties including general liability insurance and (but without duplication) protection and indemnity insurance, hull and machinery insurance, oil pollution insurance and, if available at commercially reasonable rates, loss of hire insurance.

Limitation on Liens

        If subsequent to the date of original issuance of the Notes, the Company or any Restricted Subsidiary shall Incur any Debt, or any existing Debt shall become, secured by a Mortgage on any property or assets owned or leased by the Company or any Restricted Subsidiary or on any shares of stock or Debt of any Subsidiary, the Company will secure, or cause such Restricted Subsidiary to secure, the Notes equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such secured Debt Incurred after the date of the Indenture and then outstanding (including preexisting Debt that becomes secured after the date of the Indenture) together with all Attributable Debt Incurred after the date of the Indenture and then outstanding in respect of sale and leaseback transactions involving any property or assets owned or leased by the Company or a Restricted Subsidiary would not exceed 15% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries. This restriction will not apply to, and therefore the following shall be excluded in computing secured Debt for the purpose of such restriction: Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Subsidiary, (b) Mortgages in favor of the Company or any Restricted Subsidiary, (c) Mortgages in favor of the United States of America, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money Mortgages and construction cost Mortgages (including those incurred or committed for under a binding agreement within 120 days following the purchase or completion of the construction of the property in question), provided that such Mortgages shall be limited to all or part of such property or stock, and (e) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (d) inclusive whether existing on the date of the Indenture or thereafter or of any Mortgage existing on the date of the Indenture; provided, that such extension, renewal or replacement Mortgage shall be limited to the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced and that the Debt secured by such Mortgage is not increased.

        Notwithstanding anything to the contrary above, the Indenture will provide that, if any Debt under any of the Credit Facilities shall become secured by a Mortgage on any property or assets owned or leased by the Company or any Restricted Subsidiary as a result of the Company's senior unsecured debt being downgraded to or below the levels specified in the Credit Facilities, the limitation on liens covenant described in the foregoing paragraph will be deemed to be satisfied if the Company secures, or causes such Restricted Subsidiary to secure, the Notes equally and comparably with such secured Debt. For purposes of determining whether the collateral securing the Notes as provided for in the preceding sentence is "comparable" to that securing the Debt under the Credit Facilities, the Indenture will provide that all non-cash collateral will be valued on the same basis that non-cash collateral is valued under the Credit Facilities.

Limitation on Sales and Leasebacks

        Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any property or assets owned or leased by the Company or any Restricted Subsidiary, the acquisition of which, or completion of construction and commencement of full operation of which, has occurred more than 120 days prior to such sale and leaseback transaction, unless (a) the Company or such Restricted Subsidiary could create Debt secured by a Mortgage on such property or assets in accordance with the immediately preceding paragraph in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Notes or (b) the Company or such Restricted Subsidiary, within 120 days after the sale or transfer of such property, applies to (i) the purchase, acquisition or construction of property or assets to be used in the business of the Company and its Restricted Subsidiaries (which includes the entering into, within such 120 day period, of an agreement for such purchase, acquisition or construction of property or assets) or (ii) to the retirement of Funded Debt of the Company or any Restricted Subsidiary, an amount not less than the greater of (A) the net proceeds of the sale of the assets or property sold and leased back pursuant to such arrangement or (B) the fair market value of the property or assets so sold and leased back (as determined by any two of the following: the Chairman of the Board of the Company, its President, any Executive or Senior Vice President of the Company, its Chief Financial Officer, its Treasurer and its Controller), subject to credits for certain voluntary retirements of Funded Debt. This restriction will not apply to any sale and leaseback transaction (x) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (y) involving a lease for a period of three years or less.

Limitation on Incurrence of Indebtedness of Restricted Subsidiaries

        The Company will not permit any of its Restricted Subsidiaries to Incur any Funded Debt unless after giving effect to the Incurrence of such Funded Debt by such Restricted Subsidiary and the receipt and application of the proceeds thereof, the aggregate outstanding amount of Funded Debt of all Restricted Subsidiaries of the Company does not exceed 10% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries; provided, however, that this restriction will not apply to, and there will be excluded from Funded Debt at the time of any computation under this provision of the Indenture, (a) any Funded Debt owed to the Company or any other Restricted Subsidiary, (b) any Funded Debt of a Restricted Subsidiary outstanding on the date of the Indenture, (c) any Funded Debt that (i) is supported in full by a direct-pay or standby letter of credit or letter of guarantee on which the Company (but not any of its Restricted Subsidiaries) is the account party and as to which the terms of the related reimbursement agreement do not permit the issuing bank any recourse against any Restricted Subsidiary of the Company and (ii) is not supported by any other letter of credit, letter of guarantee or similar instrument in respect of which any Restricted Subsidiary of the Company has any obligation, and (d) any Funded Debt of a Restricted Subsidiary incurred pursuant to a United States Government sponsored vessel financing program, including Title XI or a successor or similar program and (e) any Funded Debt secured by a Mortgage permitted pursuant to clause (a) or (d) under "—Limitation on Liens."

        The Indenture does not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction or similar transaction involving the Company. Except as specified above, the Indenture will not restrict the incurring of Debt by the Company or its Subsidiaries.

Restricted Subsidiaries

        Every Subsidiary of the Company existing on the date of the Indenture shall be a Restricted Subsidiary. The Board of Directors may designate any Person as an Unrestricted Subsidiary if and only if (A) the Company has delivered to the Trustee an Officer's Certificate within 60 days after such Person became a Subsidiary (the "Notice Period") designating such Person as an Unrestricted Subsidiary and (B) (i) such Person is not a Subsidiary on the date of the Indenture, (ii) such Person was not a Restricted Subsidiary prior to the commencement of the Notice Period, (iii) an Officers' Certificate is delivered to the Trustee stating that the Board of Directors has determined that at the time of such Person's acquisition or formation it was not contemplated that such Person would own, acquire or lease under a lease which would be considered a Capitalized Lease any ocean going vessel designed to carry cargo in bulk which vessel was originally contracted for by the Company or one of its Subsidiaries, (iv) neither the Company nor any Restricted Subsidiary has guaranteed or in any other manner become liable for or otherwise created a Mortgage on its property as security for any Funded Debt of such Person, and (v) such Person does not own or hold, directly or indirectly, any Funded Debt or equity securities of any Restricted Subsidiary or own, lease or operate any assets or properties (other than cash, cash equivalents or marketable securities) transferred to it by the Company or any Restricted Subsidiary.

        The Company may change the designation of any Subsidiary from Unrestricted Subsidiary to Restricted Subsidiary by giving written notice to the Trustee that the Board of Directors has made such change, provided that no such change shall be effective if after giving effect to such change the aggregate amount of Funded Debt of all Restricted Subsidiaries of the Company then outstanding (after giving effect to the exclusions provided in the first paragraph of "—Limitation on Incurrence of Indebtedness by Restricted Subsidiaries") would exceed 10% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries. If at any time (1) the Company or a Restricted Subsidiary guarantees or in any other manner becomes liable for or otherwise creates a Mortgage on its property as security for any Funded Debt of an Unrestricted Subsidiary, (2) an Unrestricted Subsidiary owns or holds, directly or indirectly, any Funded Debt or equity securities of any Restricted Subsidiary or (3) an Unrestricted Subsidiary owns, leases or operates any assets or properties (other than cash, cash equivalents and marketable securities) transferred to it by the Company or any Restricted Subsidiary, the designation of such Unrestricted Subsidiary shall thereupon, without further action, but subject to the condition set forth in the proviso to the first sentence of this paragraph, be deemed to have been changed to a Restricted Subsidiary. The Company will not itself, and will not permit any Subsidiary to, take any of the actions referred to in clauses (1), (2) or (3) of the preceding sentence unless the Unrestricted Subsidiary referred to in such sentence can be designated a Restricted Subsidiary in conformity with the provisions of the Indenture.

        The acquisition of a Restricted Subsidiary or the change of designation of an Unrestricted Subsidiary to a Restricted Subsidiary shall, as of the date of such acquisition or change, constitute an Incurrence by Restricted Subsidiaries of the Company of Funded Debt in the amount of the Funded Debt of such Restricted Subsidiary as of such date, and, for purposes of determining Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as of such date, pro forma effect shall be given to such acquisition or change.

Consolidation, Merger and Sale of Assets

        The Company, without the consent of the Holders of any outstanding Notes, may not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person, and may not permit any Person to merge into, or convey, transfer or lease all or substantially all of its properties and assets to, the Company, unless:

  (1)
  the successor Person expressly assumes the Company's obligations on the Notes (including any Successor Additional Amounts (as defined below) in respect thereof) and under the Indenture,

  (2)
  immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing,

  (3)
  if properties or assets of the Company become subject to a Mortgage not permitted by the Indenture, the Company or such successor Person, as the case may be, takes such steps as shall be necessary effectively to secure the outstanding Notes equally and ratably with (or prior to) all Debt secured thereby,

  (4)
  any Person formed by the consolidation with the Company or into which the Company is merged or which acquires by conveyance or transfer, or which leases, all or substantially all of the property and assets of the Company and which is not organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, expressly agrees, by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, (A) to indemnify the Holder of each Note against (i) any tax, assessment or governmental charge imposed on such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such consolidation, merger, conveyance, transfer or lease (such tax, assessment or governmental charge, a "Merger Tax") to the extent that, in the aggregate, Merger Taxes imposed upon such Holder (net of deductions or credits) exceed the aggregate amount of Merger Taxes which would have been imposed on such Holder if the successor Person had been organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; provided, however, that such successor Person will not be required to agree to indemnify, pursuant to this clause (A), any Merger Tax of the type described in clause (a) or (d) below imposed by the jurisdiction of organization of such Person or any of its territories or political subdivisions, and (ii) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease, and (B) that all payments pursuant to the Notes in respect of the principal of and any premium and interest on the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of organization of such Person or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by such jurisdiction or any such subdivision or authority to be withheld or deducted, in which case such Person will pay such additional amounts of, or in respect of, principal and any premium and interest ("Successor Additional Amounts") as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to each Holder of a Note of the amounts which would have been payable pursuant to the Notes had no such withholding or deduction been required, except that no Successor Additional Amounts will be so payable for or on account of:

    (a)
    any tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that such Holder (i) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the jurisdiction of organization of such Person or any of its territories or any political subdivision thereof or otherwise had some connection with such jurisdiction other than the mere ownership of, or receipt of payment under, such Note, (ii) presented such Note for payment in such jurisdiction or any of its territories or any political subdivision thereof, unless such Note could not have been presented for payment elsewhere, or (iii) presented such Note more than thirty (30) days after the date on which the payment in respect of such Note first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Successor Additional Amounts if it had presented such Note for payment on any day within such period of thirty (30) days;

    (b)
    any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

    (c)
    any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of or any premium or interest on the Notes;

    (d)
    any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Note with a request of the Company addressed to the Holder (i) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

    (e)
    any combination of items (a), (b), (c) and (d);

    nor will Successor Additional Amounts be paid with respect to any payment of the principal of or any premium or interest on any Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such Note to the extent such payment would be required by the laws of the jurisdiction of organization of such Person (or any political subdivision or taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Successor Additional Amounts had it been the Holder of the Note, and

  (5)
  the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with these provisions.

Events of Default

        Each of the following will constitute an Event of Default under the Indenture:

  (1)
  a default in the payment of principal of (or premium, if any, on) any Notes when the same becomes due and payable at their Stated Maturity, upon acceleration, redemption or otherwise;

  (2)
  a default in the payment of interest on any Notes when the same becomes due and payable, continued for 30 days;

  (3)
  a default in the payment of principal and interest on any Notes required to be purchased upon the occurrence of a Change of Control when due and payable;

  (4)
  the failure to perform any other covenant of the Company in the Indenture, continued for 30 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Notes outstanding, as provided in the Indenture;

  (5)
  the acceleration of any indebtedness for money borrowed by the Company or any Restricted Subsidiary having an aggregate principal amount outstanding of at least $10,000,000, if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 10 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Notes outstanding, as provided in the Indenture;

  (6)
  any final judgment or order (not covered by insurance) for the payment of money in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order in excess of $10,000,000 individually or that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and

  (7)
  certain events in bankruptcy, insolvency or reorganization.

        If an Event of Default (other than an Event of Default described in clause (7) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (7) above shall occur, the principal amount of all the Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "—Modification and Waiver".

        Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Notes outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

        No Holder of a Note will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (1) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (2) the Holders of at least 25% in aggregate principal amount of the Notes outstanding have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or any premium or interest on such Note on or after the applicable due date specified in such Note.

        The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Modification and Waiver

        Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Notes outstanding affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

  (1)
  change the Stated Maturity of the principal of, or any installment of interest on, any Note;

  (2)
  reduce the principal amount of, or any premium or interest on, any Note;

  (3)
  reduce the amount of principal payable upon redemption or acceleration of the Stated Maturity of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption" above;

  (4)
  change the coin or currency of payment of principal of, or any premium or interest on, any Note;

  (5)
  impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

  (6)
  reduce the percentage in principal amount of Notes outstanding, the consent of whose Holders is required for modification or amendment of the Indenture;

  (7)
  reduce the percentage in principal amount of Notes outstanding necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

  (8)
  modify such provisions with respect to modification and waiver.

        The Holders of 66 2/3% in principal amount of the Notes outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Notes outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Note outstanding affected.

        Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Notes outstanding entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. To be effective, such action must be taken by Holders of the requisite principal amount of such Notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance

        The Indenture provides that the Company will be discharged from all its obligations with respect to the Notes (except for certain obligations to exchange or register the transfer of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of the Notes of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes on their Stated Maturity in accordance with the terms of the Indenture and the Notes. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

        The Indenture provides that the Company may omit to comply with its obligations under "—Change of Control" and certain restrictive covenants, including those described under "—Certain Covenants", and the occurrence of certain Events of Default, which are described above in clauses (3), (4) and (5) under "—Events of Default", will be deemed not to be or result in an Event of Default. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of the Notes, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the

Notes on their Stated Maturity in accordance with the terms of the Indenture and the Notes. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercises this option with respect to the Notes and the Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

Notices

        Notices to Holders of Notes will be given by mail to the addresses of such Holders as they may appear in the Note Register.

Title

        The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Note is registered as the absolute owner thereof (whether or not such Note may be overdue) for the purpose of making payment and for all other purposes.

No Recourse

        A director, officer, employee, stockholder or Affiliate, as such, of the Company will not have any liability for any obligations of the Company under the Notes or the Indenture. Each Holder by accepting a Note waives and releases all such liability subject to any liability imposed by the Securities Act or the Trust Indenture Act.

Governing Law

        The Indenture and the Notes are governed by, and construed in accordance with, the law of the State of New York.

Regarding the Trustee

        Wilmington Trust Company is the Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstance in the conduct of such person's own affairs.

Book-Entry, Delivery and Form

        We will issue the Exchange Notes by one or more Notes in registered, global form (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        The Global Notes will be deposited on behalf of the acquirers of the Exchange Notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct at DTC.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes". Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (Euroclear and Clearstream are indirect participants in DTC) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the Global Notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Any such exchange will be effected through the DTC Deposit/Withdrawal at Custodian ("DWAC") system and an appropriate adjustment will be made on the records of the applicable security registry to reflect a decrease in the principal amount of the relevant Global Note.

Same Day Settlement and Payment

        The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by a Global Note holder. The Company will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in The PORTAL Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        "Attributable Debt" will be defined, as to any sale and leaseback transaction relating to any property or assets under which any Person is at the time liable and which is not permitted under clause (b) under "Certain Covenants—Limitation on Sales and Leasebacks," at any date as of which the amount thereof is to be determined, as the lesser of (i) the fair market value of the assets subject to such transaction as determined by any two of the Chairman of the Board of the Company, its President, any Executive or Senior Vice President of the Company, its Chief Financial Officer, its Treasurer and its Controller or (ii) the total net amount of Rentals required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with generally accepted accounting principles.

        "Capitalized Lease" will be defined as any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

        "Capitalized Rentals" of any Person will be defined as of the date of any determination thereof as the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with generally accepted accounting principles.

        "Change of Control" will be defined as the occurrence of any of the following events:

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

  (2)
  individuals who on the date of original issuance of the Notes constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the date of original issuance or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (4)
  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

        "Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries" will be defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt) and (b) all goodwill, trade names, trademarks, patents, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expenses, deferred charges (other than unamortized deferred dry dock costs, unterminated voyage expenses, prepaid insurance, prepaid taxes, prepaid charter hire and other prepaid items properly excludable from intangibles under generally accepted accounting principles) and other like intangibles, all as set forth on or included in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, such balance sheet to be prepared (except for the exclusion of Subsidiaries which are not Restricted Subsidiaries) in accordance with generally accepted accounting principles.

        "Credit Facilities" means (a) the credit agreement dated as of April 18, 2000, among the Company, certain of its Subsidiaries, Den Norske Bank, as facility agent and arranger, and the other banks party thereto, which terminates in May 2005, (b) the credit agreement dated as of December 12, 2001, as amended January 22, 2002, among the Company, certain of its Subsidiaries, JPMorgan Chase Bank, as administrative agent and lender, and the other banks party thereto, which terminates in December 2006, and (c) the credit agreement dated as of February 28, 2002, among the Company, certain of its Subsidiaries and The Bank of Nova Scotia, as amended, which terminates in February 2004.

        "Debt" of a Person will be defined as, without duplication, (i) any indebtedness for money borrowed whether or not evidenced by Notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, (ii) all Capitalized Rentals of such Person (other than Rentals owing from the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary), and (iii) all Guaranties by such Person of any obligation described in clause (i) or (ii) of any other Person (other than any such obligation of the Company or any Subsidiary).

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the outstanding Notes, in compliance with the terms of the Registration Rights Agreement.

        "Funded Debt" will be defined as all Debt having (a) a maturity of more than 12 months from the date as of which the amount thereof is to be determined or (b) a maturity of less than 12 months and that is (i) by its terms renewable or extendable beyond 12 months from such date at the option of the borrower or (ii) included in long-term Debt on the consolidated balance sheet of the Company in accordance with generally accepted accounting principles.

        "Guaranties" by any Person will be defined as all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation, or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under the Indenture, a Guaranty in respect of any indebtedness for borrowed money will be deemed to be indebtedness equal to the principal amount of such indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend will be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

        "Holder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur," with respect to any Debt, will be defined to mean to incur, create, issue, assume, guarantee or otherwise become liable for any such Debt ("Incurrence," "Incurred," "Incurrable" and "Incurring" will have meanings correlative to the foregoing).

        "Mortgage" will be defined as any pledge of, conditional sale or other title retention of, or mortgage or other lien or security interest or encumbrance of any kind on, any property or assets owned or leased by the Company or any Subsidiary, or any shares of stock or Debt of any Subsidiary.

        "Person" will be defined as any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Rentals" will be defined as of the date of any determination thereof, as all rent payable by the lessee under a lease of any property or assets, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Rents under any "percentage leases" shall be computed solely on the basis of minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Restricted Subsidiary" will be defined as any Subsidiary existing on the date of the Indenture and any Subsidiary existing, created or acquired subsequent to the date of the Indenture unless designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the provisions set forth in "Certain Covenants—Restricted Subsidiaries."

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subsidiary" will be defined as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" will be defined as stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        "Unrestricted Subsidiary" will be defined as any Subsidiary that is not a Restricted Subsidiary.

Registration Rights; Special Interest

        The Company and the initial purchaser have entered into the Registration Rights Agreement pursuant to which the Company agreed to file with the SEC this exchange offer registration statement on the appropriate form under the Securities Act with respect to the Exchange Notes (the "Exchange Offer Registration Statement"). Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders who are able to make certain representations the opportunity to exchange their outstanding Notes for Exchange Notes (the "Exchange Offer").

        If:

  (1)
  prior to the consummation of the Exchange Offer, existing SEC interpretations are changed such that the Exchange Notes generally would not be freely transferable without restriction under the Securities Act,

  (2)
  the Exchange Offer is not completed within 225 days following the original issuance date of the Notes or

  (3)
  the Exchange Offer is not available to any Holder,

then the Company will file with the SEC a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the Holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

        The Registration Rights Agreement provides that:

  (1)
  the Company will file an Exchange Offer Registration Statement with the SEC on or prior to 60 days after the original issuance date of the Notes;

  (2)
  the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the original issuance date of the Notes;

  (3)
  the Company will use its best efforts to commence and complete the Exchange Offer within 45 days after the Exchange Offer Registration Statement becomes effective; and

  (4)
  if obligated to file the Shelf Registration Statement, the Company will use its reasonable best efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after the date the Shelf Registration Statement is filed.

        If:

  (1)
  the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

  (2)
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

  (3)
  the Company fails to consummate the Exchange Offer within 45 days of the initial effective date of the Exchange Offer Registration Statement; or

  (4)
  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the Company will pay special interest ("Special Interest") to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.50% per annum of the principal amount of Notes held by such Holder.

        The amount of the Special Interest will increase by an additional 0.50% per annum of the principal amount of the Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 2.0% per annum of the principal amount of the Notes. We will pay Special Interest on regular interest payment dates. Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

        Holders of Notes are required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer. In addition, Holders are required to deliver certain information to be used in connection with the Shelf Registration Statement and will need to provide comments, if any, on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement. Holders of Notes will be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

TAX CONSIDERATIONS

United States Federal Income Tax Consequences

General

        The following summary describes the material United States federal income tax consequences relevant to the purchase, ownership, and disposition of the Exchange Notes. Except where indicated, this summary deals only with Exchange Notes held as capital assets by holders of the

Exchange Notes and does not purport to be a complete analysis of all the potential tax considerations that may be relevant to such holders. The discussion does not include special rules that might apply to certain holders such as dealers in securities or currencies, financial institutions, investors in pass-through entities, tax-exempt organizations or pension plans, life insurance companies, persons holding notes as a part of a hedging or conversion transaction or a straddle or United States holders whose "functional currency" is not the U.S. dollar. In addition, the following discussion, as well as the conclusions regarding certain issues of United States federal income tax law that are reflected in that discussion, are based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and related regulations, rulings and judicial decisions existing as of the date of this prospectus, and upon the advice received by us from special U.S. tax counsel. Changes in existing laws or regulations or their interpretation may occur, which could be retroactive. Applicable authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Our views have no binding effect or official status of any kind, and no assurance can be given that the conclusions discussed below would be sustained by a court if challenged by the Internal Revenue Service.

        THE DISCUSSION BELOW IS A SUMMARY FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS ALL POTENTIAL TAX CONSIDERATIONS THAT DEPEND UPON CIRCUMSTANCES SPECIFIC TO EACH INVESTOR. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF EXCHANGE NOTES SHOULD SATISFY THEMSELVES AS TO THE OVERALL TAX CONSEQUENCES OF THEIR OWNERSHIP OF THE EXCHANGE NOTES, INCLUDING STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES THEREOF (WHICH ARE NOT REVIEWED IN THIS DISCUSSION) AND CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

        As used in this section of the prospectus, a "United States holder" of a note means a holder that is an individual citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that was in existence on August 20, 1996, was treated as a United States person on August 19, 1996 and elected to be treated as a United States person at all times thereafter. A "Non-United States holder" of a note is a holder that is not a United States holder.

The Exchange Offer

        The exchange of an outstanding Note for an Exchange Note in the exchange offer will not constitute a significant modification of the outstanding Note for United States federal income tax purposes. Therefore, the Exchange Note received will be treated as a continuation of the outstanding Note in your hands. As a result, there will be no United States federal income tax consequences to you upon the exchange of an outstanding Note for an Exchange Note in the exchange offer and you will have the same adjusted tax basis and holding period in the Exchange Note as you had in the outstanding Note immediately before the exchange.

United States Holder

Payments of Interest

        Interest on the Exchange Notes will be "qualified stated interest." Qualified stated interest is generally defined as stated interest that is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually at a single fixed rate. The Exchange Notes will not be issued with "original issue discount" under the Code. Thus, any payment of interest on an Exchange Note will generally be taxable to a United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder's regular method of accounting for tax purposes.

Amortizable Bond Premium

        A United States holder who purchases an Exchange Note for an amount in excess of the principal amount will be considered to have purchased the Exchange Note at a "premium." A United States holder may elect to amortize the premium over the remaining term of the Exchange Note on a constant yield method. A United States holder who elects to amortize the premium on an Exchange Note must reduce its tax basis in the Exchange Note by the amount of premium amortized in any year. An election to amortize bond premium applies to all taxable instruments then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

Sale, Exchange or Retirement of Exchange Notes

        A United States holder's tax basis in an Exchange Note generally will be the United States holder's cost for the Exchange Note. Upon the sale, exchange or retirement of an Exchange Note by a United States holder that acquired the Exchange Note for a purchase price that is not less than the principal amount, the holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Exchange Note. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Exchange Note has been held for more than one year. Capital gain recognized on the sale, exchange or retirement of an Exchange Note held by a noncorporate holder for more than one year will be taxed at a maximum rate of 20% (18% in the case of Exchange Notes held more than five years). Capital gain from the sale, exchange or retirement of an Exchange Note held for one year or less is taxed at the rates applicable to ordinary income, i.e., up to 38.6%. Holders must aggregate capital gains and losses for each taxable year. In the event a holder realizes a net capital loss for any year, there are limitations on the amount of these capital losses that can be deducted.

        If a United States holder acquires an Exchange Note in a secondary market transaction for a purchase price that is less than the principal amount of the Exchange Note, the difference is treated for tax purposes as market discount. In general, when an Exchange Note containing market discount is sold, exchanged or retired, the portion of the amount realized by the holder of the Exchange Note equal to the accrued market discount is taxed as ordinary income rather than as capital gain. The amount of market discount that accrues annually will be calculated on a straight-line basis over the remaining term to maturity of the Exchange Note unless the holder elects to accrue market discount using a constant-yield method. Limitations, which are intended to match deductions with the taxation of income, may defer deductions of interest paid by a holder on indebtedness incurred or continued to purchase or carry an Exchange Note with market discount. A holder who elects to include market discount in gross income as it accrues is exempt from this rule and also will not be subject to tax on the accrued market discount when the Exchange Note is sold, exchanged or retired. This election would apply to all of the holder's debt investments acquired with market discount in or after the taxable year in which the Exchange Notes are acquired and not just to the Exchange Notes.

Backup Withholding And Information Reporting

        In general, information reporting will apply to United States holders (other than certain exempt recipients) with respect to payments of interest on the Exchange Notes and proceeds from the sale of an Exchange Note to or through the United States office of a broker. Additionally, a 30% backup withholding tax currently will apply to such payments if the United States holder fails to provide a correct taxpayer identification number or certification of exempt status. (The rate of backup withholding is scheduled to be reduced over time to 28% in 2006.) If the 30% backup withholding tax applies to a United States holder, the holder may credit the amounts withheld against the holder's United States federal income tax liability as long as the holder provides certain information to the Internal Revenue Service.

Non-United States Holder

Payments of Interest

        Interest paid or accrued to a non-United States holder of an Exchange Note that is not effectively connected with the conduct of a trade or business within the United States by the holder will generally be considered "portfolio interest" and will not be subject to United States federal income tax or withholding tax as long as the holder is not actually or constructively a 10 percent shareholder of OSG and the holder provides (or under certain circumstances causes a financial institution to provide on its behalf) to OSG or the paying agent an appropriate statement (e.g., Form W-8BEN or successor form) that is signed under penalties of perjury, certifying that the beneficial owner of the note is a foreign person and providing that foreign person's name and address. Additional reporting requirements may apply to interest payments made to a non-United States holder of an Exchange Note that is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes). If the information provided in this statement changes, the holder must provide a new Form W-8BEN (or successor form) within 30 days. If the holder fails to satisfy these requirements so that interest on the holder's Exchange Notes is not portfolio interest, interest payments will be subject to United States federal withholding tax at a rate of 30% unless reduced or eliminated under an applicable income tax treaty. To qualify for any reduction as the result of an income tax treaty, the holder must provide OSG or the paying agent with Form W-8BEN (or successor form).

        If a partnership (including for this purpose any entity treated as a partnership for federal income tax purposes) is a beneficial owner of an Exchange Note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership and partners in such partnership should consult their tax advisors about the federal income tax consequences of holding and disposing of an Exchange Note, as the case may be.

        Interest on an Exchange Note held by a non-United States holder that is effectively connected with the conduct of a trade or business in the United States by the holder will be subject to United States federal income tax at regular income tax rates. (At the same time, the holder may be exempt from withholding tax if a Form W-8ECI (or successor form) is furnished to OSG or the paying agent.) In addition, if the holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits" for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

Sale, Exchange or Retirement of Exchange Notes

        Gain, realized on the sale, exchange or retirement of Exchange Notes by a non-United States holder generally will be exempt from United States federal income and withholding tax, unless the gain is effectively connected with the conduct by such holder of a trade or business within the United States, or in the case of an individual, the non-United States holder has been present in the United States for 183 days or more during the taxable year of the sale, exchange or retirement and certain other conditions are satisfied. If the gain realized by a foreign corporate holder of an Exchange Note is effectively connected with the conduct of a United States trade or business, such gain may also be subject to the branch profits tax. See "Non-United States Holder—Payments of

Interest." If an individual holder is present in the United States for 183 days or more during the taxable year, the gain on the sale, exchange or retirement of the Exchange Notes could be subject to a 30% tax unless reduced by treaty.

Backup Withholding and Information Reporting

        Information reporting and backup withholding generally will not apply to payments of interest on the Exchange Notes made by OSG or a paying agent to a non-United States holder of an Exchange Note if (1) the beneficial owner of such Exchange Note certifies (e.g., on Form W-8BEN), under penalties of perjury, that it is not a United States holder and provides its name and address or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Exchange Notes certifies (on Form W-8IMY), under penalties of perjury, that such statement has been received from the beneficial owner of such Exchange Note by it or by a financial institution between it and the beneficial owner and furnishes OSG or the paying agent with a copy thereof. Additionally, OSG and the paying agent must not have actual knowledge that such beneficial owner is a United States person.

        Proceeds received from the sale of an Exchange Note by a non-United States holder to or through the United States office of a broker generally are subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. If backup withholding tax applies to a non-United States holder, the holder may credit the amounts withheld against the holder's United States federal income tax liability as long as the non-United States holder provides certain information to the Internal Revenue Service.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ANY INVESTMENT IN THE EXCHANGE NOTES, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Notes only where such outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and such Exchange Notes have been resold by such broker-dealers.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

        We have agreed to pay all our expenses incident to the exchange offer, including reasonable fees of not more than one counsel retained by the holders of outstanding Notes in connection with the filing of a shelf registration statement, if required, but excluding commissions or concessions of any brokers or dealers and the fees of any other advisors or experts retained by the holders of outstanding Notes, except as expressly set forth in the Registration Rights Agreement, and will indemnify the holders of outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

        The legality of the Exchange Notes will be passed upon for us by James I. Edelson, Esq., our Associate General Counsel, and certain legal matters relating to United States federal income tax consequences relevant to the Exchange Notes will be passed upon for us by Proskauer Rose LLP, New York, New York.

EXPERTS

        Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        With respect to our unaudited consolidated interim financial information for the three-month periods ended March 31, 2003 and March 31, 2002, incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

        The section in this prospectus entitled "Overview of the International Tanker Industry" has been reviewed by Maritime Strategies International Ltd. (MSI), which has confirmed to us that it accurately describes the international tanker industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus as indicated in the consent of MSI filed as an exhibit to the registration statement of which this prospectus is a part.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to exchange the outstanding Notes for the Exchange Notes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$200,000,000

Overseas Shipholding Group, Inc.

Offer to Exchange
8.250% Senior Notes
due March 15, 2013 for
8.250% Senior Notes due
March 15, 2013, which have
been registered under the
Securities Act of 1933

July 18, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Tenth of our Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent permitted by the DGCL. We also have directors and officers liability insurance policies.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  (i)
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  (ii)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  (iii)
  under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL; or

  (iv)
  for any transactions from which the director derived an improper personal benefit.

Article Tenth of our Certificate of Incorporation contains such a provision.

Item 21.    Exhibits.

4(a)(1)	Form of Indenture dated as of December 1, 1993 between the registrant and The Chase Manhattan Bank (National Association) providing for the issuance of debt securities by the registrant from time to time (filed as Exhibit 4(d)(1) to the registrant's Annual Report on Form 10-K for 1993 and incorporated herein by reference).
4(a)(2)
Resolutions dated December 2, 1993 fixing the terms of two series of debt securities issued by the registrant under the Indenture (filed as Exhibit 4(d)(2) to the registrant's Annual Report on Form 10-K for 1993 and incorporated herein by reference).
4(a)(3)	Form of 8% Notes due December 1, 2003 of the registrant (filed as Exhibit 4(d)(3) to the registrant's Annual Report on Form 10-K for 1993 and incorporated herein by reference).
4(a)(4)	Form of 8 3/4% Debentures due December 1, 2013 of the registrant (filed as Exhibit 4(d)(4) to the registrant's Annual Report on Form 10-K for 1993 and incorporated herein by reference).
4(b)
Credit Agreement dated April 18, 2000 among the registrant, two subsidiaries of the registrant and certain banks (filed as Exhibit 4 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated herein by reference).
4(c)
Credit Agreement dated December 12, 2001 among the registrant, two subsidiaries of the registrant and certain banks (filed as Exhibit 4(d) to the registrant's Annual Report on Form 10-K for 2001 and incorporated herein by reference).

4(d)	Amendment dated January 22, 2002 to the Credit Agreement listed at Exhibit 4(c) (filed as Exhibit 4(e) to the registrant's Annual Report on Form 10-K for 2001 and incorporated herein by reference).
4(e)(1)	Indenture dated as of March 7, 2003 between the registrant and Wilmington Trust Company, as trustee, providing for the issuance of debt securities of the registrant from time to time.(1)
4(e)(2)	Resolutions dated as of February 27, 2003 fixing the terms of a series of debt securities issued by the registrant under the Indenture.(1)
4(e)(3)	Form of 8.250% Senior Notes due March 15, 2013 of the registrant.(1)
4(e)(4)
Exchange and Registration Rights Agreement dated March 7, 2003 between the registrant and Goldman, Sachs & Co. as the initial purchaser of the 8.250% Senior Notes due March 15, 2013 of the registrant. (1)
4(e)(5)	Form of Exchange Agent Agreement between the registrant and Wilmington Trust Company. (1)
4(e)(6)	Letter of Transmittal relating to the exchange offer.(1)
4(e)(7)	Notice of Guaranteed Delivery relating to the exchange offer.(1)

NOTE: The Exhibits filed herewith do not include other instruments authorizing long-term debt of the registrant and its subsidiaries, where the amounts authorized thereunder do not exceed 10% of total assets of the registrant and its subsidiaries on a consolidated basis. The registrant agrees to furnish a copy of each such instrument to the Commission upon request.
5(a)	Opinion of James I. Edelson, Esq.(1)
5(b)	Opinion of Proskauer Rose LLP.(1)
10(iii)	Agreement dated June 23, 2003 between the registrant and an executive officer. (2)(3)
12	Computation of Ratio of Earnings to Fixed Charges. (1)
15	Letter from Ernst & Young LLP relating to unaudited interim financial information. (2)
23(a)	Consent of Ernst & Young LLP.(2)
23(b)	Consent of James I. Edelson, Esq. (included in his opinion filed as Exhibit 5(a)).(1)
23(c)	Consent of Proskauer Rose LLP (included in its opinion filed as Exhibit 5(b)).(1)
23(d)	Consent of Maritime Strategies International Ltd.(1)
24	Power of Attorney (included on signature page).(1)
25	Statement of Eligibility of Trustee.(1)

(1)
Filed previously.

(2)
Filed herewith.

(3)
This exhibit is a management contract or compensatory plan or arrangement required to be filed as an exhibit.

Item 22.    Undertakings

  (a)
  The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers for sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statement required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or sec.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on July 18, 2003

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/ MORTON P. HYMAN Morton P. Hyman Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below and on the dates indicated.

Signatures	Titles	Date

/s/ MORTON P. HYMAN Morton P. Hyman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 18, 2003
* Myles R. Itkin	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 18, 2003
* Alan R. Batkin	Director	July 18, 2003
* Thomas B. Coleman	Director	July 18, 2003
/s/ ROBERT N. COWEN Robert N. Cowen	Director	July 18, 2003
* Charles Fribourg	Director	July 18, 2003
* William L. Frost	Director	July 18, 2003
* Stanley Komaroff	Director	July 18, 2003

* Solomon N. Merkin	Director	July 18, 2003
* Joel I. Picket	Director	July 18, 2003
* Ariel Recanati	Director	July 18, 2003
* Oudi Recanati	Director	July 18, 2003
* Michael J. Zimmerman	Director	July 18, 2003
*By:	/s/ ROBERT N. COWEN Robert N. Cowen Attorney-in-fact

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AVAILABLE INFORMATION
FORWARD-LOOKING STATEMENTS
CERTAIN TERMS AND INFORMATION
PROSPECTUS SUMMARY
The Exchange Offer
The Exchange Agent
The Exchange Notes
Risk Factors
Overseas Shipholding Group, Inc.
Industry Trends and Opportunities
Our Competitive Strengths
Our Strategy
Summary Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
THE INTERNATIONAL TANKER INDUSTRY
OIL CONSUMPTION AND SEABORNE TRADE
Crude Oil Tanker Fleet as of December 31, 2002
VLCC FLEET BY YEAR OF BUILD AND SCHEDULED DELIVERIES (AS OF DECEMBER 31, 2002)
PERCENTAGE OF THE VLCC FLEET AGED 20 YEARS OR MORE AT YEAR END
VLCCs AGED 25+ AND 30+ YEARS OVER THE NEXT 10 YEARS* BY DWT
VLCCs Sold for Scrap: Number of Vessels, Average Age and Deadweight Tonnage
VLCC ORDERBOOK AND 20 YEARS AND OLDER VLCC FLEET (END OF YEAR)
AFRAMAX FLEET BY YEAR OF BUILD AND SCHEDULED DELIVERIES (AS OF DECEMBER 31, 2002)
PERCENTAGE OF THE AFRAMAX FLEET AGED 20 YEARS OR MORE AT THE YEAR END
AFRAMAX ORDERBOOK AND 20 YEARS AND OLDER AFRAMAX FLEET (END OF YEAR)
AFRAMAX FREIGHT RATES
BUSINESS
MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS